UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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THE ST. JOE COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2011

The 2011 Annual Meeting of Shareholders of The St. Joe Company will be held at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459 on Tuesday, May 17, 2011, at 10:30 a.m., Central Daylight Time.

Shareholders will vote on the following matters:

1.	Election of eight members of our Board of Directors to serve until the next annual meeting;

2.	An advisory (non-binding) vote to approve our executive compensation programs and policies as described in this proxy statement;

3.	An advisory (non-binding) vote on the frequency of future votes on executive compensation;

4.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year; and

5.	Any other matters properly brought before the meeting.

Shareholders of record as of the close of business on March 18, 2011 are entitled to vote at the meeting. Your vote is important. If you are unable to attend the annual meeting, we urge you to cast your vote over the internet (as instructed in the Notice of Internet Availability of Proxy Materials) or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

Even if you have voted over the internet, by telephone or by returning a completed proxy card, you may still attend the meeting and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a legally valid proxy issued in your name from that record holder.

By Order of the Board of Directors,
Reece B. Alford
Senior Vice President,
General Counsel and Secretary
Dated: April 6, 2011

The St. Joe Company
133 South WaterSound Parkway
WaterSound, Florida 32413

PROXY STATEMENT

This proxy statement contains information about the 2011 Annual Meeting of Shareholders of The St. Joe Company (the “Company”). The meeting will be held on Tuesday, May 17, 2011, beginning at 10:30 a.m., Central Daylight time, at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459. This proxy statement is first being made available to our shareholders on or about April 6, 2011, in connection with the solicitation of proxies by the Board of Directors for the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 17, 2011: Our proxy statement and 2010 Annual Report are available at www.proxyvote.com.

I. General Information About the Annual Meeting

Who can vote at the annual meeting?

You are entitled to vote at the annual meeting if our records show that you held shares of common stock of the Company as of March 18, 2011. At the close of business on March 18, 2011, a total of 92,325,319 shares of common stock of the Company were outstanding and entitled to vote. Each share of common stock has one vote. Your Notice of Internet Availability of Proxy Materials (“Notice”) shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document may also be called a proxy or a proxy card. Our Chairman, Bruce R. Berkowitz, and our General Counsel and Secretary, Reece B. Alford, will serve as the proxies for the annual meeting. This means that when you submit a proxy card, these two individuals will vote your shares on your behalf.

What is the difference between being a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” for those shares. We are mailing a Notice to you directly.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice will be forwarded to you by your bank, broker or other nominee. The bank, broker or other nominee is the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote. Beneficial owners that receive a

Notice by mail from the shareholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions.

What am I voting on and what are the Board’s voting recommendations?

Our shareholders will be voting on the following matters:

•	Proposal 1 asks you to elect eight members of our Board of Directors to serve until the next annual meeting. The Board recommends that you vote for all nominees.

•	Proposal 2 asks you to approve, in a non-binding vote, our executive compensation programs and policies as described in this proxy statement. In light of the change in the composition of the Board since these programs and policies were adopted the Board makes no recommendation as to how you vote.

•	Proposal 3 asks you to approve, in a non-binding vote, the frequency of future votes on executive compensation. The Board recommends annual non-binding votes on executive compensation.

•	Proposal 4 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year. The Board recommends that you vote for this proposal.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any other matters are properly presented at the meeting, the appointed proxies will use their own judgment to determine how to vote your shares. If the meeting is continued or postponed, your common stock may be voted by the proxies at the new meeting as well, unless you revoke your proxy instructions.

What is the Notice Regarding Internet Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder, we may furnish proxy materials via the internet. All shareholders of record will receive from us a Notice Regarding Internet Availability of Proxy Materials. If you are a beneficial owner, you will receive a Notice from your bank, broker or other nominee. The Notice will be mailed on or about April 6, 2011.

On the date of mailing of the Notice, shareholders will be able to access all of the proxy materials on www.proxyvote.com, the web site referred to in the Notice. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our 2010 Annual Report) over the internet. The Notice also instructs you as to how you may submit your proxy over the internet. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions in the Notice for requesting such materials.

Beneficial owners that request a printed copy of the proxy materials also may receive a voting direction card and voting instructions from their bank, broker or other nominee. Those beneficial owners may mail the voting direction card, or may vote by telephone or over the internet as instructed by their bank, broker or other nominee.

How do I vote?

Shareholders of record may vote using any of the methods described below. If your shares are held in the name of a bank, broker or other nominee, your nominee will provide you with voting instructions.

By Internet or Telephone.  Our internet and telephone voting procedures for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions are properly recorded.

You may access the internet voting site at www.proxyvote.com to complete an electronic proxy card. Please have your Notice in hand when you go online. You will receive instructional screen prompts to guide you through the voting process. You also will have the ability to confirm your voting selections before your vote is recorded.

You can vote by calling toll free 1-800-690-6903 within the U.S., Canada and Puerto Rico. Please have your Notice in hand when you call. You will receive voice prompts to guide you through the process, and will have an opportunity to confirm your voting selections before your vote is recorded.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 16, 2011.

The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your bank, broker or other nominee. You should follow the voting instructions in the materials that you receive from your nominee.

By Mail.  If you request a paper copy of the proxy materials, you should mark, date and sign the proxy card and return it in the postage-paid envelope provided. The named proxies will vote any signed but unmarked proxy cards per the Board’s recommendations. If you are a shareholder of record and the prepaid envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

In Person at the Annual Meeting.  All shareholders may vote in person at the annual meeting. Voting your proxy by internet, telephone or mail does not limit your right to vote at the annual meeting. You also may be represented by another person at the annual meeting by executing a legally valid proxy designating that person to vote on your behalf.

If you are a beneficial owner of shares, you must obtain a legally valid proxy from your bank, broker or other nominee and present it to the inspector of elections with your ballot to be able to vote at the annual meeting. A legally valid proxy is an authorization from your bank, broker or other nominee to vote the shares held in the nominee’s name that satisfies Florida and SEC requirements for proxies.

Can I change or revoke my proxy vote?

Yes. If you are a shareholder of record, you can change your proxy vote or revoke your proxy at any time before the annual meeting by:

•	entering a new vote over the internet or by telephone;

•	returning a signed proxy card with a later date;

•	notifying our Corporate Secretary in writing at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or

•	submitting a written ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the annual meeting if you obtain a legally valid proxy from the shareholder of record as described in the answer to the previous question.

Your personal attendance at the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.

What if I return my proxy or voting direction card but do not provide voting instructions?

Proxies and voting direction cards that are signed and returned but do not contain voting instructions will be voted:

•	“For” the election of the eight director nominees;

•	“For” approval of our executive compensation programs and policies;

•	“For” annual votes on executive compensation;

•	“For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year; and

•	In the best judgment of the named proxies on other matters properly brought before the annual meeting.

How many shares or votes must be present to hold the annual meeting?

In order for us to conduct our annual meeting, a majority of the shares outstanding and entitled to vote as of March 18, 2011 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present at the annual meeting if you attend the annual meeting and vote in person or if you properly return a proxy by internet, telephone or mail. We will count abstentions and broker non-votes (as defined below) for purposes of determining a quorum.

Will my shares be voted if I do not provide my proxy or voting direction card?

If you are a shareholder of record, your shares will not be voted unless you provide a proxy or vote in person at the annual meeting. If you hold shares through an account with a bank, broker or other nominee and you do not provide voting instructions on a voting direction card, your shares may still be voted on certain matters.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote shares on routine matters for which their customers do not provide voting instructions at least 10 days before the meeting. The ratification of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year is the only routine matter. The election of directors and the non-binding votes on executive compensation and on the frequency of future executive compensation votes are not considered routine matters. If a proposal is not routine and the brokerage firm does not receive voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. Shares that a broker is not authorized to vote are known as “broker non-votes.” We do not count broker non-votes as votes for or against any proposal. Broker non-votes, however, count for quorum purposes.

What is an abstention?

An “abstention” will occur at the annual meeting if you mark your vote for Proposal 1, 2, 3 or 4 as “abstain” or if you attend the annual meeting, but do not vote on any proposal or other matter which is required to be voted on by our shareholders at the annual meeting. We do not count abstentions as votes for or against any proposal. Abstentions, however, count for quorum purposes.

What vote is required to approve each proposal?

Proposal 1:	A director will be elected if the number of votes cast for the director exceeds the number of votes cast against the director.

Proposal 2:	Our executive compensation programs and policies will be approved on a non-binding basis if the number of votes cast at the annual meeting for approval exceeds the number of votes cast at the annual meeting against approval.

Proposal 3:	With respect to the advisory vote on the frequency of future votes on executive compensation, a shareholder may vote for one, two or three years, or may abstain, and the advisory vote on frequency will be the number of years which receives the most votes cast.

Proposal 4:	KPMG LLP will be ratified as our independent registered public accounting firm for the 2011 fiscal year if the number of votes cast at the annual meeting for ratification exceeds the number of votes cast at the annual meeting against ratification.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections for the annual meeting.

Who pays for the costs of this proxy solicitation?

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

What is “householding,” and how does it affect me?

If you and other residents at your mailing address are beneficial owners of shares held in street name, your bank, broker or other nominee may have given you notice that each household will receive only one annual report and proxy statement or Notice, as applicable, for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating, and only one copy of our Notice will be sent to that address.

If you wish to receive your own Notice for this year or for future years, or if you share an address with another shareholder and would like to receive only one Notice, please contact our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413 (850-588-2300), being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the revocation notice is received.

Can I receive paper copies of your proxy materials, including the 2010 Annual Report?

If you would like a paper copy of our proxy statement, proxy card and 2010 Annual Report (which includes our 2010 Form 10-K), we will provide them without charge, upon request, to any holder of record or beneficial owner of common stock entitled to vote at the annual meeting. Requests for paper copies should be made by telephone or over the internet according to the instructions provided in the Notice.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of this proxy statement, you will find information about the Company, including our Board, charters of Board committees, our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, Code of Business Conduct and Ethics, and Governance Principles at www.joe.com by clicking “About JOE” at the top of the page, then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governance.cfm). Our filings with the SEC, including our 2010 Annual Report on Form 10-K and this proxy statement, and information about insider transactions are available on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking “SEC filings” under the “Investor Relations” link (or you may access this information directly at http://ir.joe.com/sec.cfm). Additional information about insider transactions may be found on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking “Insider Transactions” under the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/transactions.cfm).

Shareholders may obtain, without charge, paper copies of any of the above documents by writing to: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Investor Relations.

II.  Proposals

Proposal No. 1
Election of Directors

Information About the Nominees

Eight directors are to be elected at the annual meeting to serve on our Board of Directors, and the nominees are described below. Each director elected at the annual meeting will hold office until the next annual meeting and the election of a successor. All of the nominees, except Thomas P. Murphy, Jr., are current directors of the Company. Each has agreed to be named in this proxy statement and to serve if elected.

Our Board has undergone a significant change since the 2010 Annual Meeting. Fairholme Capital Management, L.L.C. (“Fairholme”) and related entities own approximately 29% of the common stock of the Company. Bruce R. Berkowitz and Charles M. Fernandez, the Managing Member and President, respectively, of Fairholme, accepted an invitation to join the Board effective January 1, 2011. Once having become involved with the Board, Messrs. Berkowitz and Fernandez raised a number of matters regarding St. Joe’s business strategy, management, corporate governance and compensation practices. Mr. Berkowitz discussed with management and the Board the level of St. Joe’s spending, anticipated future losses, and whether the compensation structure properly aligns management’s interests with those of the shareholders. Mr. Berkowitz also raised with the Board his views of St. Joe’s corporate governance structure, including the composition of the Board and management. The Board’s Governance and Nominating Committee agreed with Mr. Berkowitz that the addition of new, highly-qualified independent directors was desirable and in the best interests of St. Joe and its shareholders. However, the Committee did not agree with him as to the most appropriate way to effect changes to the Board or management, or the timing of those changes.

Messrs. Berkowitz and Fernandez resigned from the Board on February 14, 2011 and announced that they would begin a process to replace the existing Board. As a result of discussions with the Board, on February 25, 2011, Wm. Britton Greene resigned from the Board and on March 3, 2011, Mr. Greene resigned as President and Chief Executive Officer of the Company, and John S. Lord, Walter L. Revell and Michael L. Ainslie resigned from the Board. Messrs. Berkowitz and Fernandez were reappointed to the Board and Howard S. Frank and Governor Charles J. Crist were also appointed to the Board. On March 4, 2011, Mr. Durden was empowered with the duties of an interim Chief Executive Officer while serving in his capacity as a director, Mr. Berkowitz was elected Chairman of the Board, Mr. Fernandez was elected Vice-Chairman of the Board, an Executive Committee was established and the memberships of the various committees were reconfigured to reflect the change in Board membership and Mr. Durden’s role as interim CEO.

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time in the last five years and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as one of our directors.

Bruce R. Berkowitz Director since 2011 Chairman since 2011 Age 52	Mr. Berkowitz is the Founder, Managing Member and Chief Investment Officer of Fairholme and President and a Director of Fairholme Funds, Inc. (the “Fund”). Mr. Berkowitz has served as a Director of the Fund since 1999. He has also served as a Director of White Mountains Insurance Group, Ltd. (2004-2010), AmeriCredit Corporation (2008-2009), TAL International Group Inc. (2004-2009) and Safety Insurance Company (2002-2004).

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Berkowitz should serve as one of our directors are described as follows:

Mr. Berkowitz has extensive financial and investment experience and a valuable network of business and professional relationships.

Governor Charles J. Crist, Jr. Director since 2011 Age 54	Governor Crist is the 44th Governor of the State of Florida and served as Governor from 2007 to 2011. Governor Crist previously served as Attorney General of Florida from 2003 to 2007 and Education Commissioner of Florida from 2001 to 2003. Governor Crist also served as a Senator in the Florida Senate. Governor Crist is currently an attorney with the law firm of Morgan & Morgan.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Crist should serve as one of our directors are described as follows:

Governor Crist has the executive experience of being the Governor of the State of Florida and has extensive knowledge of the State of Florida and its citizens, legislative process, potential for growth and economy.

Hugh M. Durden Director since 2000 Chairman from 2008 to 2011 Lead Director from 2003 to 2008 Age 68	Mr. Durden has served as Chairman of The Alfred I. duPont Testamentary Trust since January 2005. From 1972 until 2000, he was an executive with Wachovia Corporation, serving as President of Wachovia Corporate Services from 1994 to 2000. He is a director of The Nemours Foundation, Chairman of the EARTH University Investment Committee and a director of Web.com Group, Inc., a website design and internet services company.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Durden should serve as one of our directors are described as follows:

Mr. Durden has gained valuable leadership skills from his extensive executive experience in major organizations. Also important is the expertise he has acquired in the areas of strategic planning and corporate governance. Mr. Durden also has current public company experience.

Thomas A. Fanning Director since 2005 Age 54	Mr. Fanning is the Chairman, President and Chief Executive Officer of The Southern Company, previously serving as its Executive Vice President and Chief Financial Officer from 2003 through 2007. He has held various other management positions with The Southern Company and its affiliates since 1980, including serving as Chief Executive Officer of Gulf Power Company from 2002 to 2003, and Chief Financial Officer of Georgia Power Company from 1999 to 2002. Mr. Fanning also serves as a trustee of the Southern Center for International Studies and as a member of The Georgia Institute of Technology Alexander Tharpe Athletic Board and Management College Board.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Fanning should serve as one of our directors are described as follows:

Mr. Fanning has current executive experience in a large, complex organization operating in a highly regulated industry. Especially important are the extensive skills he has acquired in the areas of financial reporting and risk assessment and oversight.

Charles M. Fernandez Director since 2011 Vice-Chairman since 2011 Age 49	Mr. Fernandez is the President of Fairholme and Vice President and a Director of the Fund. Mr. Fernandez is also a member of the board of directors of Miami Children’s Hospital Foundation. Mr. Fernandez was a Director of Lakeview Health Systems, LLC, a privately held healthcare company specializing in rehabilitation until October 2009 and served as President until 2007. Mr. Fernandez was also the Chief Executive Officer of Big City Radio, Inc. and held various positions with IVAX Corporation until 2003, serving most recently as a Director and Chairman of the Audit Committee of the Board of Directors.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Fernandez should serve as one of our directors are described as follows:

Mr. Fernandez has over 25 years of management experience and extensive experience serving on the boards of public and private companies.

Howard S. Frank Director since 2011 Age 70	Mr. Frank is the Chief Operating Officer and Vice Chairman of the board of directors of Carnival Corporation & plc, the largest cruise vacation group in the world. Mr. Frank joined Carnival as Senior Vice President-Finance and Chief Operating Officer in July 1989 and has served as Carnival’s Vice Chairman and Chief Operating Officer since January 1998. Mr. Frank is a past Chairman and current Vice Chairman of the Board of Trustees for the New World Symphony and currently serves as Independent Director on the board of directors of the Fund.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Frank should serve as one of our directors are described as follows:

Mr. Frank has an established track record of achievement and sound business judgment demonstrated throughout his career with Carnival Corporation & plc.

Delores M. Kesler Director since 2004 Age 70	Ms. Kesler has served as Chairman of ATS Services, Inc., a human resource solutions company, and Chairman and Chief Executive Officer of Adium, LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc. (now a division of Adecco Group), a strategic staffing, consulting and outsourcing company, and served as its Chairman and Chief Executive Officer from 1978 until her retirement in 1997. Ms. Kesler currently serves as the Chairman of the Board of PSS World Medical, Inc., a distributor of medical products.

The experiences, qualifications, attributes or skills that led the Board to conclude that Ms. Kesler should serve as one of our directors are described as follows:

Having built a large, successful business, Ms. Kesler has valuable entrepreneurial, organizational and management skills. She also has current public company experience, including board leadership roles.

Thomas P. Murphy, Jr. Age 62	Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company, which he founded in 1989. Mr. Murphy has 43 years of construction and development experience, which encompasses hospitality, resort, single and multi-family residential, commercial, educational and industrial projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. Mr. Murphy also co-founded Seaboard Construction, which he grew to become one of the largest general contractors in Florida, selling the company in 1988 to Turner Construction, the largest general contractor in the U.S. at the time. Mr. Murphy has served as a director of Interval Leisure Group, Inc. since August 2008.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Murphy should serve as one of our directors are described as follows:

Having built a large, successful construction business, Mr. Murphy has valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida. Mr. Murphy also has experience serving on the board of a public company.

The Board recommends the shareholders vote FOR election of each of the eight director nominees listed above to serve until the next annual meeting and the election of a successor.

Proposal No. 2
Advisory (Non-Binding) Vote to Approve
Our Executive Compensation Programs and Policies

We are asking shareholders to vote in an advisory, non-binding manner on the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their proxy statement as to compensation. In Proposal No. 3, we are seeking your advice on the frequency of such votes in the future. This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to vote on our executive pay program through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the majority of the Board were not members of the Board at the time these programs and policies were implemented, and because the Board change described above was partly the result of the concern expressed by Messrs. Berkowitz and Fernandez concerning past compensation practices and the need to align management compensation with shareholder returns, the Board is not making any recommendation with respect to this advisory vote on past executive compensation programs and policies. The Compensation Committee of the Board anticipates that it will undertake a study of the prior compensation practices in order to more closely align compensation and shareholder returns in future compensation determinations.

Proposal No. 3
Advisory (Non-Binding) Vote on the Frequency of Say on Pay Votes

Pursuant to recently adopted Section 14A of the Exchange Act, our shareholders are being asked to vote in an advisory, non-binding manner on how frequently our shareholders should have a Say on Pay vote in the future. Although this frequency vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering how frequently to hold Say on Pay votes. You may choose from the following alternatives: every year, every two years, every three years or you may abstain. We will ask you to vote on an advisory basis on the frequency of Say on Pay votes at least once every six years.

After careful consideration, the Board recommends that future Say on Pay votes occur each year. We believe that more frequent Say on Pay votes will permit the Board to receive current feedback on a timely basis from our shareholders regarding our compensation program for our named executive officers, which will enable us to implement more quickly any modifications that the Board determines to be appropriate.

The Board recommends the shareholders vote to conduct future Say on Pay votes each year.

Proposal No. 4
Ratification of Appointment of Independent Registered
Public Accounting Firm

The Audit and Finance Committee has appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the 2011 fiscal year and has directed that such appointment be submitted to our shareholders for ratification at the annual meeting. If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit and Finance Committee will reconsider the appointment.

KPMG LLP has served as our independent accountants since 1990. A representative of KPMG LLP will be present at the annual meeting to answer pertinent shareholder questions and will be given an opportunity to make a statement. For more information regarding KPMG’s 2010 engagement, see “Independent Registered Public Accounting Firm Information” on page 21.

The Board recommends the shareholders vote FOR ratification of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.

Other Matters

The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote your shares in accordance with their own judgment in such matters.

III. Corporate Governance and Related Matters

Governance Principles

Our Board of Directors has adopted corporate governance principles to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going debate, the Board periodically reviews these principles and other aspects of the Company’s governance.

Our corporate governance principles address the role of the Board, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, management succession, ethics and conflicts of interest. These principles specifically provide that two-thirds of the members of the Board must be outside directors who meet the independence criteria established by the NYSE and that no more than one member of the Board will be an employee of the Company unless the Board, in its discretion, determines that an additional employee-director would facilitate the Company’s succession plan.

We recently amended our Bylaws to provide that directors must receive a majority of the votes cast to be elected in non-contested elections. We also adopted a resignation policy requiring a director who does not receive a majority of votes cast to tender his or her resignation to the Board.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Its purpose is to promote our commitment to the Company’s standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Our directors review the Code of Business Conduct and Ethics annually to ensure that it appropriately addresses the business practices of the Company.

Our corporate governance principles and our Code of Business Conduct and Ethics are available on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governance.cfm). We intend to post on our website information regarding any amendment to the Code of Business Conduct and Ethics or any waiver granted under the Code of Business Conduct and Ethics covered by Item 5.05 of Form 8-K. Please note that the information on our website is not incorporated by reference in this proxy statement.

Copies of our corporate governance principles and our Code of Business Conduct and Ethics are also available upon request by contacting us at the following address: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Corporate Secretary.

The Board and its Committees

The Board met nine times in 2010. Each member of the Board attended at least 75% of the meetings of the Board and committees on which he or she served in 2010. Non-management directors meet in executive session without management at each regularly scheduled Board meeting. Our Chairman of the Board presides during such sessions. Board members are expected to attend our annual meetings. At our 2010 annual meeting, all members of the Board were present.

Leadership Structure

The Board of Directors has determined that, at this time, having an independent director serve as Chairman of the Board is in the best interests of the shareholders. The Board elected an experienced, independent Chairman in 2008 in connection with the departure of a long-serving Chairman and CEO and the transition of the new CEO. In connection with the Board change this year and Mr. Durden taking on the duties of an interim CEO, Mr. Berkowitz was elected Chairman and Mr. Fernandez Vice-Chairman. This structure also ensures a greater role for the independent directors in the oversight of the Company. The Board will continue to evaluate this structure from time to time.

Director Independence

The Board annually determines the independence of directors based on a review by the directors and, typically, the recommendation of the Governance and Nominating Committee. The Governance and Nominating Committee considers director independence when making its recommendations regarding director nominees. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

To evaluate the materiality of any director relationship with the Company, the Board applies the categorical independence standards found in the NYSE listing standards. The NYSE standards state that a director will not be deemed independent in any of the following circumstances:

•	Employment. During the past three years, the director has been an employee, or an immediate family member of the director has been an executive officer, of the Company.

•	Compensation. The director has received, or an immediate family member of the director has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director fees.

•	Certain Relationships with Auditors. (A) The director is a current partner or employee of our independent auditor (KPMG LLP); (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•	Compensation Committee Interlocks. The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our current executives at the same time serves or served on that company’s compensation committee.

•	Certain Relationships with Other Companies. The director is employed by, or an immediate family member of the director is an executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•	Charitable Contributions. The NYSE listing standards emphasize that the Board should consider any donations to a charitable organization for which a director serves as an executive officer in evaluating the director’s independence generally. The Company must disclose certain significant contributions to a charitable organization (in excess of $1 million or 2% of the organization’s gross revenues) for which a director serves as an executive officer.

In addition to the NYSE standards for director independence, the Board has adopted an additional categorical standard for director independence. The Board has determined that transactions with the Company involving a director or candidate for director or an entity with whom the director or candidate is affiliated that are conducted on an arm’s-length basis in the ordinary course of business will not be deemed to affect a director’s independence. This categorical standard for independence may be found in our Governance Principles on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governanceprinciples.cfm).

Members of the Audit and Finance Committee, Compensation Committee and Governance and Nominating Committee must also meet all applicable independence tests of the NYSE, the SEC and the Internal Revenue Service.

In its independence review, the Board considered for Mr. Fanning an option for the sale of land between the Company and a subsidiary of The Southern Company and the sale of wetlands mitigation credits to another subsidiary of The Southern Company, neither of which exceeded the NYSE requirements listed above. The Board also considered Mr. Durden’s service as interim Chief Executive Officer of the Company and concluded that such service would preclude an independence finding for Mr. Durden.

All directors also completed questionnaires in 2011 which asked them about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The responses to these questionnaires did not reveal any transaction or relationship between the directors and the Company requiring board consideration in connection with the determination of director independence.

Based on its independence review, the Board determined that all of the nominees, other than Mr. Durden, are independent as required by the NYSE in that they have no material relationships with the Company, either directly or indirectly. The Board also determined that all the members of the Audit and Finance, Compensation and Governance and Nominating Committees also meet the applicable independence tests.

Committees of the Board

The Board has the following four standing committees: Governance and Nominating Committee, Audit and Finance Committee, Compensation Committee and Executive Committee. Each committee is further described below.

The Board of Directors has adopted a written charter for each committee, other than the newly established Executive Committee, whose charter will be adopted in the near future. These charters are available on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governance.cfm). Please note that the information on our website is not incorporated by reference in this proxy statement. Copies of our Board committee charters are also available upon request by contacting us at the following address: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Corporate Secretary.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Charles J. Crist (Chair), Delores M. Kesler and Howard S. Frank. Each member is independent as required by the NYSE. The Governance and Nominating Committee met two times in 2010.

The primary functions of the Governance and Nominating Committee are to:

•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	develop a process to assess Board effectiveness;

•	develop and implement our corporate governance principles; and

•	otherwise take a leadership role in shaping our corporate governance.

In fulfilling its duty to recommend nominees for election as directors, the Committee seeks a diverse group of candidates (in the broadest sense, including with respect to age, gender, ethnic background and national origin) who combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, the Company and our shareholders. In addition to diversity, the Committee considers, among other things, the following criteria:

•	proven strength of character, mature judgment, objectivity, intelligence and highest personal and business ethics, integrity and values;

•	reputation, both personal and professional, consistent with our image and reputation;

•	sufficient time and commitment to devote to our affairs;

•	significant business and professional expertise with high-level managerial experience in complex organizations, including accounting and finance, real estate, government, banking, educational or other comparable institutions;

•	proven track record of excellence in their field of expertise;

•	independence, as defined by the SEC and NYSE, including a commitment to represent the long-term interests of all of our shareholders;

•	financial knowledge and experience, including qualification as expert or financially literate as defined by the SEC and NYSE;

•	ability and willingness to serve on the Board for an extended period of time; and

•	not subject to any disqualifying factor as described in our Code of Business Conduct and Ethics (i.e., relationships with competitors, suppliers, contractors or consultants).

The Governance and Nominating Committee has generally identified director candidates through the business relationships, experience and networking of our directors and executive officers and may on occasion utilize the services of professional search firms.

The Governance and Nominating Committee would consider qualified candidates for director suggested by our shareholders and would evaluate such candidates according to the same criteria used for other director nominees. Shareholders can suggest qualified candidates for director by writing to The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Corporate Secretary. Submissions that meet the criteria outlined above, on our website and in the Committee charter will be forwarded to the Chair of the Governance and Nominating Committee for further review and consideration.

The Governance and Nominating Committee conducts an annual assessment of the performance of the Board in which each director evaluates the effectiveness of the Board, its Committees and each director.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Mr. Fanning (Chair), Howard S. Frank and Delores M. Kesler. Each of the Committee members is independent as required by the NYSE. During 2010, the Audit and Finance Committee met nine times. Mr. Frank will become the chair of the Audit and Finance Committee following the annual meeting.

The primary functions of the Audit and Finance Committee are to:

•	engage, appoint, evaluate and compensate the independent registered public accounting firm, and review and approve in advance all audit, audit-related and permitted non-audit services performed by the independent registered public accounting firm;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements;

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published;

•	monitor our capital requirements and review and provide guidance to the Board and management about all proposals concerning our major financial policies; and

•	monitor risks that may affect the Company.

The Board has determined that:

•	each member of the Audit and Finance Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	Mr. Fanning and Mr. Frank are audit committee financial experts, as defined by the rules of the SEC.

See the “Audit and Finance Committee Report” on page 20 for more information on the responsibilities of the Audit and Finance Committee.

Compensation Committee

The current members of the Compensation Committee are Delores M. Kesler (Chair), Charles J. Crist and Howard S. Frank. The Committee met five times in 2010. Each member is independent as required by the NYSE.

The Compensation Committee reviews and approves compensation and benefits for our senior officers, reviews and approves director compensation and supervises the administration of all employee benefit plans.

Committee agendas are established in consultation with the Committee chair, the Committee’s compensation consultant and management. The Committee meets in executive session following each regular meeting to discuss compensation issues.

The Committee has engaged a compensation consulting firm, Towers Watson, to advise the Committee on evaluating executive and director compensation programs and in setting executive and director compensation. Towers Watson has advised the Committee since May 2005. A senior representative from Towers Watson participates in most Committee meetings and is available between meetings to act as a resource for the Committee and management. The use of a compensation consultant provides additional assurance that our compensation programs are reasonable and consistent with Company objectives and balanced with the marketplace where we compete for talent. The consultant also provides valuable information and advice regarding compensation trends and best practices, plan design and the appropriateness of individual awards. Towers Watson did not provide any non-executive compensation consulting services to the Company in 2010.

Our former President and CEO and Senior Vice President — Corporate Development, in consultation with the Committee’s compensation consultant, formulated recommendations on base salaries, bonus awards and equity incentives for senior officers (other than the CEO) in 2010. The former President and CEO provided the Committee with a performance assessment for each of the other senior officers in order to assist the Committee in making decisions with respect to compensation recommendations. The Committee performed an annual written assessment of the performance of our President and CEO for 2010.

In 2010, the President and CEO, the Executive Vice President and CFO, the Senior Vice President — Corporate Development and our Senior Vice President, General Counsel and Secretary generally attended Committee meetings but were not present for the executive sessions or for any specific discussion of their own compensation.

See the “Compensation Discussion and Analysis” on page 24, the “Compensation Committee Report” on page 36 and “Compensation Committee Interlocks and Insider Participation” on page 36 for more information regarding the Compensation Committee.

Executive Committee

The current members of the Executive Committee are Bruce R. Berkowitz (Chair), Charles M. Fernandez and Hugh M. Durden. The Executive Committee was created in March 2011. The Executive Committee may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, except that the Executive Committee may not:

•	approve or recommend to shareholders actions or proposals required to be approved by shareholders;

•	fill vacancies on the Board or any committee of the Board;

•	adopt, amend or repeal the Company’s Bylaws;

•	authorize or approve the reacquisition of Company common stock unless pursuant to a general formula or method specified by the Board; or

•	authorize or approve the issuance or sale of Company common stock, except in certain circumstances.

Oversight of Risk Management

The Company is exposed to a number of significant risks and members of senior management meet quarterly to update and evaluate these risks, identify new or emerging risks, and discuss strategies to manage them effectively. A member of senior management is assigned to monitor and manage each identified risk. This process is facilitated by our risk manager, who reports directly to the Chair of the Audit and Finance Committee, with day-to-day administrative oversight by the Executive Vice President and CFO.

The Board and its Committees oversee our risk management program. Each quarter the Audit and Finance Committee reviews and discusses with management an update regarding the Company’s overall risk profile. Each identified risk is also assigned to one of the Board Committees or the full Board for in-depth discussion and review on an annual basis. Matters discussed at Committee meetings are also reported to the full Board by the Committee Chairs at meetings of the Board.

During the first quarter of 2011, management conducted an assessment of the risks associated with our compensation policies and practices, and reviewed and discussed this assessment with the Compensation Committee. This process included:

•	a review of our compensation programs;

•	the identification of program features that could potentially encourage excessive or imprudent risk taking of a material nature;

•	the identification of business risks that these program features could potentially encourage; and

•	the identification of factors that mitigate these risks.

Although we reviewed all of our compensation programs, we paid particular attention to programs that allow for variable payouts where an employee might be able to influence payout factors, such as our annual short-term incentive plan and our long-term equity incentive plan. Overall, we believe that our compensation programs are designed to incentivize employees to achieve Company objectives without encouraging excessive risk taking. In this regard, our compensation structure contains various features intended to mitigate risk. For example:

•	We use a balanced compensation structure designed to link appropriate portions of total compensation to our short-term and long-term performance.

•	Substantially all of the equity awards granted to employees under the Company’s equity-based plans are subject to multi-year time vesting which requires an employee to commit to the Company for a longer time horizon for such awards to be valuable.

•	The Company’s compensation policies and practices are generally uniform across each of our business units and geographic regions.

•	We periodically compare our compensation programs and overall compensation structure with industry practices and peers.

•	Compensation under our annual short-term incentive plan is based on entity level business objectives that are consistent with long-term value creation for our shareholders.

•	The Compensation Committee approves the performance measures and goals established for management under the annual short-term incentive plan.

•	The Compensation Committee requires regular substantive updates from management regarding the progress towards achievement of short-term performance objectives.

•	Our short-term incentive plan includes a high degree of discretion by the Compensation Committee to award payouts under the plan based on a subjective, qualitative assessment of Company and individual performance, as well as quantitative factors.

•	The performance measures used in connection with our restricted stock grants with performance-based vesting conditions consist of a comparison of the Company’s total shareholder return to the total shareholder returns of selected peer groups. In our view, this type of market-based measure would be difficult to manipulate.

•	Our long-term equity incentive plan includes a clawback provision that allows the Company to recover performance-based compensation to executives in certain circumstances where there has been a substantial restatement of previously issued financial statements.

•	We have established internal controls and standards of ethics and a published code of conduct, all of which help mitigate compensation risk.

•	We employ various auditing processes on a regular basis in an effort to assure compliance with our internal controls and safeguards.

•	The Compensation Committee oversees our compensation policies and practices and is responsible for reviewing and approving executive base compensation, qualitative and quantitative evaluation of the annual short term incentive goal setting and achievement, long term stock incentive plan grants, as well as other compensation plans applicable to senior management.

Based on the assessment described above, management and the Compensation Committee concluded that the risks associated with our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Contacting the Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;

•	in writing to the following address: Board of Directors, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or

•	by telephone at 800-571-4840 or 850-588-2300.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit and Finance Committee for review.

Audit and Finance Committee Information

Audit and Finance Committee Report

The role of the Audit and Finance Committee is to provide independent and objective oversight of the Company’s accounting and financial reporting functions and internal controls and to monitor the objectivity of the Company’s financial statements.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm, KPMG LLP. The Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has received the written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with KPMG LLP its independence.

Finally, the Committee also has discussed with management the non-audit services provided by KPMG LLP to the Company and has considered whether the provision of non-audit services by KPMG LLP to the Company is consistent with maintaining KPMG LLP’s independence. The Committee has concluded that such services do not impair KPMG LLP’s independence and has advised them of that conclusion.

As described in the Audit and Finance Committee Charter, the Committee’s responsibility is one of oversight. Members of the Committee rely on the information provided to them and on the representations made by management, internal auditors and the independent auditors.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit and Finance Committee Charter, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

This report was approved and submitted by the Audit and Finance Committee on February 25, 2011. The following persons were members of the Audit and Finance Committee on such date:

Thomas A. Fanning, Chair
Michael L. Ainslie
Delores M. Kesler
John S. Lord
Walter L. Revell

Engagement of the Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for approving every engagement of KPMG LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before KPMG LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.

Independent Registered Public Accounting Firm Information

In accordance with Audit and Finance Committee policy and legal requirements, all services to be provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and any other services, are required to be pre-approved by the Audit and Finance Committee prior to engagement. In most cases, pre-approval is provided by the full Audit and Finance Committee for a particular defined task or scope of work and is subject to a specific budget. For unexpected matters, the Chair of the Audit and Finance Committee has been delegated authority to pre-approve additional services, subject to certain dollar limitations, and the Audit and Finance Committee is then informed of each such service.

The following table sets forth fees billed to the Company by KPMG LLP in or for the fiscal years 2010 and 2009. The aggregate fees included in the Audit Fees category are fees billed for the fiscal years, and the aggregate fees included in each of the other categories are fees billed in the fiscal years. All fees described in the table below were approved by the Audit and Finance Committee in accordance with our pre-approval policy.

	2010	2009

Audit Fees[1]	$934,000	$908,500
Audit-Related Fees	-0-	-0-
Tax Fees[2]	$142,240	219,935
All Other Fees	-0-	-0-

Total Fees	$1,076,240	$1,128,435

[1]	Audit fees include all fees and out-of-pocket expenses incurred for the annual audit and quarterly reviews of our consolidated financial statements and the audit of our internal controls over financial reporting, as well as services provided in connection with SEC filings.

[2]	Tax fees consist of fees for tax compliance and tax consultation services.

KPMG LLP also serves as independent auditor for two joint ventures in which the Company is a partner in 2010 and served as independent auditor for three joint ventures in 2009. These joint ventures paid KPMG LLP audit fees in the amount of $25,000 in 2010 and $46,500 in 2009; and tax fees of $9,000 in 2010 and $9,000 in 2009.

Certain Relationships and Related Transactions

Related Person Transactions Policy and Procedures.  The Board has adopted a policy prohibiting transactions involving the Company and its employees, officers and directors (“related persons”), with certain exceptions. The policy is part of our Code of Business Conduct and Ethics. The policy states that related persons may not have any direct or indirect material interest in any transaction, arrangement or relationship in which the Company, or a competitor of the Company, is a participant. Indirect interests include those through: (1) an immediate family member; (2) any person acting on the related person’s behalf; or (3) any entity in which the related person or any of his or her immediate family members are an employee, officer, partner or principal or with which a related person or his or her immediate family members have a significant business relationship.

Our policy prohibiting related person transactions does not apply to interests in transactions arising from: (1) arms-length purchases or sales of goods, real property or services; (2) a related person’s position as a director of another corporation or organization that is a party to the transaction; (3) the direct or indirect ownership of less than a 5% equity interest in a public company which is a party to the transaction; and (4) our benefit policies and programs.

Executive officers must disclose to the compliance officer any proposed related person transaction. The compliance officer will then report such proposed transaction to the Board. For related person transactions involving a director, the director must notify the Chairman of the Governance and Nominating Committee and the compliance officer, who will then bring the matter before the full Board. The Board will resolve any conflict of interest question involving an executive officer or director without compromising the Company’s interests. During its review, the Board will consider the nature of the related person’s interest in the transaction; the material terms of the transaction; whether or not the transaction would qualify for an exception to the policy; and any other matters the Board deems appropriate. Any director or executive officer involved in the transaction would be recused from all decisions about the transaction.

Our legal staff is primarily responsible for the development and implementation of processes and controls to monitor and obtain information with respect to related person transactions. Although shareholders are not subject to our Code of Business Conduct and Ethics, we do apply the policy against related person transactions to shareholders owning five percent or more of our outstanding common stock.

Reportable Transactions.  In August 2010, the Company purchased a home from Wm. Britton Greene, the Company’s President and Chief Executive Officer, for $1.925 million. The purchase was required pursuant to the terms of Mr. Greene’s relocation agreement pursuant to which Mr. Greene agreed to relocate from Jacksonville to Northwest Florida. The purchase price was established by appraisals. The Company paid all closing costs on the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports with the SEC reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company. We believe all such reports were timely filed during 2010.

Shareholder Proposals for the 2012 Annual Meeting

You may submit proposals on matters appropriate for shareholder action for the 2012 Annual Meeting of Shareholders. These proposals must be made in accordance with the rules of the SEC and our Bylaws. A proposal for the 2012 annual meeting must be received by our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413 as follows:

1.	Pursuant to our Bylaws, a shareholder proposal or a director nomination must be received no sooner than January 18, 2012 and no later than February 7, 2012, to be eligible to be presented from the floor for vote at the meeting (but not included in our 2012 proxy statement), or

2.	Pursuant to the rules of the SEC, the proposal must be received by December 8, 2011 to be eligible for inclusion in our 2012 proxy statement.

IV. Executive Compensation and Other Information

Executive Officers

Wm. Britton Greene, 56, served as Chief Executive Officer of the Company from May 2008 to March 2011 and as President from October 2007 to March 2011. He was promoted to Chief Operating Officer in August 2006. He joined the Company in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000, President of St. Joe Towns & Resorts in February 2004 and President of St. Joe Commercial in March 2006.

William S. McCalmont, 55, has served since May 2007 as Chief Financial Officer and was promoted to Executive Vice President in January 2009. Prior to joining the Company, Mr. McCalmont served as Executive Vice President and Chief Financial Officer of Ace Cash Express, Inc. from August 2003 to January 2007. Mr. McCalmont is a director of LaSalle Hotel Properties, a real estate investment trust, and a Trustee of The St. Joe Community Foundation.

Roderick T. Wilson, 66, has been with the Company since 2001 and has held various senior leadership positions in the Company’s Northwest Florida operations. He is currently the President of the West Bay Sector, the Company’s largest real estate project. Mr. Wilson is a Trustee and President of The St. Joe Community Foundation and is on the Board of Sacred Heart Hospital of the Emerald Coast.

Rusty A. Bozman, 40, is the Company’s Senior Vice-President — Corporate Development and is responsible for human resources and strategic initiatives. He has been with the Company since 2000 and has served as the head of human resources since January 2007.

Park Brady, 63, was appointed as the Company’s Chief Operating Officer, effective March 21, 2011. Mr. Brady served as President and Chief Executive Officer of ResortQuest, the nation’s largest vacation rental company, from June 2007 to March 2011. Mr. Brady began his career at ResortQuest in 1998 as the Regional Manager of the Western U.S., later serving as the Corporate Vice President and as Chief Operating Officer.

Due to the decreased size and scope of operations of the Company, Messrs. Greene, McCalmont, Wilson and Bozman were our only executive officers in 2010. Messrs. Greene, McCalmont, Wilson and Bozman are included in the “Summary Compensation Table” on page 37 and are sometimes referred to herein as our “named executives.”

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) contains a discussion of our compensation policies and practices and the material elements of compensation awarded to the named executives for 2010.

Business Background

We are one of the largest real estate development companies in Florida. We own approximately 574,000 acres concentrated primarily in Northwest Florida and are engaged in residential and commercial real estate development and rural land sales. We also have significant interests in timber.

Our business, financial condition and results of operations were adversely affected during 2010 by the ongoing real estate downturn and challenging economy in the United States in general, and Florida in particular. Adverse market conditions included, among others, the Deepwater Horizon oil spill, minimal gains in employment and consumer confidence from recessionary levels, a large number of homes for sale or in various stages of foreclosure, decreased availability of mortgage loans, historically low housing starts, stagnant household income levels, and a slow recovery in business investments.

This challenging environment has exerted negative pressure on the demand for all of our real estate products. Despite these challenging conditions, we successfully continued our efforts to reduce cash expenditures, eliminate certain expenses, increase our financial flexibility and develop strategic relationships. We accomplished important strategic objectives in 2010 to help position the Company for the future, including the following:

•	We commenced our strategic alliance with Southwest Airlines to facilitate the low-fare air service to the new Northwest Florida Beaches International Airport in Northwest Florida. We expect that the connectivity Southwest brings to the region will stimulate tourism, economic development, job growth and real estate absorptions in our projects across Northwest Florida.

•	We launched VentureCrossings Enterprise Centre, a 1,000 acre commercial and industrial development adjacent to the Northwest Florida Beaches International Airport.

•	We executed a Master Airport Access Agreement with the Panama City-Bay County Airport and Industrial District regarding through-the-fence access at the new Northwest Florida Beaches International Airport to allow companies in the VentureCrossings Enterprise Centre direct access to taxiways and runways.

•	We relocated our corporate headquarters to Northwest Florida, facilitating the consolidation of multiple office locations.

•	We increased our cash position by $20.0 million to $183.8 million as compared to December 31, 2009.

•	We successfully increased revenues from our Forestry segment through a renegotiated and extended pulpwood supply agreement with Smurfit-Stone Container Corporation, additional mitigation bank credit sales, and increased hunting lease rates.

Compensation Objectives

In the difficult and challenging operating environment of recent years, our compensation program has been focused primarily on retaining key executives while motivating them to optimize the operational performance of the Company, to focus on long-term value creation and to increase recurring revenues for our shareholders. For these reasons, our compensation program is designed to:

•	reward executive officers who have contributed in substantive ways to the success of the Company and the creation of long-term shareholder value and sustainable revenues;

•	retain executive officers who are critical to organizational success and who are assuming multiple responsibilities as headcounts are reduced; and

•	provide executive officers with an ownership stake in the Company in order to align their interests with those of shareholders.

To accomplish these objectives, we have implemented a compensation program for our executive officers consisting of base salaries, annual performance-based cash bonuses, service and performance-based long-term equity awards and certain retirement, health and welfare benefits. Each element of total compensation is linked to a compensation objective:

•	base salaries and fringe benefits are intended to retain talented individuals;

•	annual performance-based cash bonuses are designed to promote and reward outstanding short-term performance based on pre-determined Company goals;

•	long-term equity awards are intended to align the financial interests of executive officers with shareholders, to promote sustained long-term performance, to reward executive officers for such performance and to motivate them to stay with the Company; and

•	retirement, health and welfare benefits are intended to provide for the health and retirement security of our executive officers.

Role of Compensation Committee

The Compensation Committee has the authority to determine and establish executive compensation components and respective component levels. The committee often seeks input from the Company executives and from its independent consultant, Towers Watson, when setting compensation. The Compensation Committee also has the discretion to delegate certain compensation determinations to a sub-committee or Company executives.

Peer Group Compensation Review

As part of our analysis in determining executive officer compensation, we look to compensation practices at other companies to determine if we are in-line with market compensation practices. In 2009, with the assistance of the Compensation Committee’s compensation consultant, Towers Watson, we created a custom peer group consisting of companies with significant real estate or real estate-related activities, such as development companies, large property owners, companies with significant timber holdings, homebuilders and real estate investment trusts. We believe that these types of companies employ management with similar set of skills as our management team, and they could be competitors for executive talent. Importantly, we also included only public companies in the peer group as there are management issues and concerns unique to operating as a public company. Finally, when establishing the peer group, we limited the peer group to public companies with a market capitalization in the range of one-half to two times the market capitalization of our Company as we believe that companies of a similar size would be more likely to experience similar strategic and operational goals and challenges.

The companies in the peer group included the following:

AMB Property Corporation (AMB),
Developers Diversified Realty Corporation (DDR),
Duke Realty Corporation (DRE),
Highwoods Properties, Inc. (HIW),
Jones Lang LaSalle Incorporated (JLL),
Kimco Realty Corporation (KIM),
The Macerich Company (MAC),
MDC Holdings Inc. (MDC),
NVR, Inc. (NVR),
Plum Creek Timber Company, Inc. (PCL),
Regency Centers Corporation (REG),
Rayonier Inc. (RYN),
Toll Brothers Inc. (TOL), and
WP Carey & Co. LLC (WPC).

In 2009, we reviewed information regarding these peer group companies for general comparative purposes, but did not establish any formal benchmarks or guidelines. After review, we determined that our compensation practices were generally consistent with the practices of the peer group. In 2010, we continued to informally refer to this peer group for compensation data, but we did not undertake extensive additional peer group analysis in 2010.

Internal Pay Equity

Factors Considered.  When structuring the compensation levels of the named executives as compared to each other, we consider various factors, including the following:

•	the level of the named executive’s operational and organizational responsibility;

•	the relative importance of the named executive’s operational and organizational specialty in our business and corresponding premiums associated with hiring the best in class with those specialties with higher relative importance;

•	the breadth and scope of the named executive’s responsibilities as we have consolidated our business and management team, which in some cases have required some individuals to assume operational responsibilities previously managed by multiple employees;

•	pay levels at other companies for comparable executive positions;

•	the source or talent pool from which the named executive was recruited;

•	the availability of other candidates qualified to fill the named executive’s position;

•	the named executive’s possible exposure to personal legal liability arising from his or her position; and

•	the named executive’s performance during the time in the position.

In addition, current market dynamics may exert pressure from time to time as competing organizations attempt to attract talented individuals with the skills to navigate the challenges related to the real estate and economic downturn. Such methods could include recruiting executives with underwater stock options to a competing company with large stock option grants offered at lower stock prices.

Discussion of Named Executives.  Prior to his resignation as President and CEO of the Company in March of 2011, Mr. Greene had been with the Company since 1998. His knowledge of the Company and depth of operational experience was valuable in his role as President and CEO. Mr. Greene’s compensation reflected our desire to retain his services and motivate his performance. Further, Mr. Greene exercised direct oversight of many operational areas of the Company. In addition, as President and CEO, he held the highest level of operational, organizational and strategic responsibilities within the Company’s management.

Mr. McCalmont has served as Executive Vice President and Chief Financial Officer of the Company since May 2007. During that time, Mr. McCalmont served an important role in managing and responding to our current operating conditions. For example, Mr. McCalmont worked to reduce our cash expenditures, eliminate expenses and increase our financial flexibility. Mr. McCalmont also assumed significant operational responsibilities, including management of the Company’s commercial, resort and clubs and information services operations.

Mr. Wilson has been with the Company since 2001. Mr. Wilson’s skills were demonstrated in connection with the Company’s efforts to relocate the Northwest Florida Beaches International Airport, which opened on May 23, 2010, as well as his role in securing Southwest Airlines air service to the new airport. Mr. Wilson was also instrumental in securing the Master Airport Access Agreement regarding through-the-fence access for companies to be located at VentureCrossings. Mr. Wilson’s compensation reflects our recognition of his responsibility to promote development of the West Bay Sector, the Company’s largest real estate project.

Mr. Bozman has been with the Company since 2000. He has served as the head of human resources since January 2007. Mr. Bozman has been involved in senior staffing decisions and the Company’s headcount reductions. Mr. Bozman also led the relocation of our corporate headquarters from Jacksonville to Northwest Florida. He recently assumed significant additional responsibilities in the area of corporate development, including strategic transactions and operating decisions. Mr. Bozman’s compensation reflects the recognition of his role within the executive management team.

Base Salaries

The base salaries of our named executives at December 31, 2010 were as follows:

Name	Position	2010 Base Salary ($)
Wm. Britton Greene	President and Chief Executive Officer	717,500

William S. McCalmont	Executive Vice President and Chief Financial Officer	410,000

Roderick T. Wilson	President – West Bay Sector	345,513

Rusty A. Bozman	Senior Vice President – Corporate Development	280,000

We believe that a base salary of approximately 25% to 50% of an executive officer’s target total direct compensation (base salary + target bonus + target equity award) reflects an appropriate mix of fixed compensation and performance-based compensation. We believe having a significant percentage, or even a majority, of an executive’s total compensation linked to the performance of the Company serves to more effectively align executives’ and shareholders’ interests. For 2010, the proportion of base salary to target total direct compensation for our named executives ranged from 26% (for Mr. Greene) to 44% (for Mr. Bozman). Mr. Greene, Mr. McCalmont and Mr. Wilson each received a 2.5% increase to base salary in 2010. This is the same percentage that was the standard merit increase for general employees. Mr. Bozman received a 36% salary increase in connection with his promotion to Senior Vice President and his assumption of significant additional responsibilities.

Annual Performance-Based Bonuses

We adopted in 2010 an annual incentive plan designed to reward short-term performance by linking cash bonus awards with the achievement of annual Company performance goals. We believe that making such compensation “at risk” provides significant motivation for increasing individual and Company performance.

Mechanics of the Plan.  Before 2009, we had formulas for determining the payout under an award based on the percentage of goal achievement. In 2009, we purposefully moved away from formulas in favor of allowing the Compensation Committee to retain greater discretion regarding the evaluation of Company performance, the weighting of goal achievement and the degree of award payouts. We believe that this type of model more accurately reflects the type of value-creation business initiatives and goals needed in the current difficult operating environment.

In early 2010, we assigned each named executive a designated target award calculated as a percentage of their base salary. The target awards, expressed as a percentage of base salary with the corresponding dollar amount, were 100% ($717,500) for Mr. Greene; 75% ($307,500) for Mr. McCalmont; 60% ($207,308) for Mr. Wilson; and 50% ($140,000) for Mr. Bozman. The actual awards could range from 0% to 100% of the target awards based on the Compensation Committee’s determination of the percentage achievement of the Company’s performance goals. The Compensation Committee retained the discretion, however, to pay more than 100% of the target awards for exceptional Company performance.

2010 Performance Goals.  At the beginning of 2010, we expected that our real estate markets would continue to experience low levels of activity due to the ongoing real estate downturn and recessionary economic conditions. In this difficult operating environment, we knew that we would need to focus on a variety of activities necessary to strengthen the Company to withstand the current adverse market conditions and to create long-term shareholder value, none of which could be measured solely by traditional operating metrics such as earnings per share, revenues or EBITDA.

We could have used earnings or revenues goals for our short-term incentive plan, but we believe that such measures could have been detrimental to our long-term value creation efforts. For example, if we had used a revenues goal, we could have been incentivized to sell large tracts of rural land that could be more valuable to the Company and our shareholders in the future.

The performance goals established for the 2010 plan, the rationale behind the goals and the achievement of the goals, are described as follows:

1. Achieve the 2010 business plan and maintain a strong liquidity position. Specifically, we established a goal to end 2010 with at least $289 million of liquidity, including cash and available capacity on our revolving credit facility.

Rationale:  With greatly diminished revenues and income from operations as a result of the current difficult operating environment, the creation and conservation of significant cash reserves are needed to sustain the Company. Focusing on cash and liquidity as an operating metric also enables us to have the resources to accomplish important strategic transactions that would be beneficial to the Company.

Achievement:  We exceeded this goal by ending 2010 with liquidity of approximately $309 million, including approximately $184 million of cash and $125 million of available capacity on our revolving credit facility. The achievement of the quantitative goal was due in part to the receipt of an approximately $67.7 million tax refund from the U.S. Department of Treasury, further headcount reductions, and the collection of approximately $6.2 million from an outstanding note receivable.

2. Advance economic development in the West Bay Sector. In this area, we established specific goals for 2010 to: (i) complete Phase I infrastructure at our VentureCrossings development; (ii) complete a comprehensive marketing campaign and toolkit for VentureCrossings; and (iii) pre-lease 25% of the speculative flex space and 25% of the speculative office space beyond occupancy of the Company.

Rationale:  We own 71,000 acres in the West Bay Sector Plan in Bay County, Florida surrounding the new Northwest Florida Beaches International Airport, opened in May 2010. In order to realize benefits from the expected demand for our real estate adjacent to the new airport, it is critically important that we successfully promote development activities around the new airport and that we have commercial and industrial sites ready and available for sale, lease or joint venture.

Achievement:  In April 2010, we successfully launched VentureCrossings Enterprise Center, a 1,000 acre commercial development adjacent to the new airport. VentureCrossings will be developed in three phases, and we completed the infrastructure for the first phase in 2010. We also entered into a Master Airport Access Agreement with the Panama City-Bay County Airport and Industrial District, which outlines the process for implementing the through-the-fence access rights originally established when we donated the land for the new airport. We also commenced construction of a covered parking facility to serve the airport and executed a ground lease for an 11-acre airside parcel benefiting end-users outside-the-fence needing early access to runways and taxiways. During 2010, we also obtained approvals for a permit providing access to phase two of VentureCrossings, accelerating future development opportunities. This achievement prompted us to reevaluate our flex building strategy for Phase I of VentureCrossings and refocus our efforts on creating a larger flex building than originally planned, leading to postponement of pre-leasing activity for that project. Furthermore, in an effort to preserve capital, we decided to reduce the office space in the building planned for the Company’s headquarters, which eliminated any leasing opportunities.

3. Re-program existing and advance new residential communities in preparation for a market recovery. Specifically, we established goals for 2010 to (i) focus repositioning efforts on WindMark Beach, WaterSound and East San Marco by completing new master plans, economic plans and financial plans for each and presenting a new strategy for each project, and (ii) launch Breakfast Point by completing a master plan and beginning development of horizontal lot inventory and vertical construction of new homes.

Rationale:  In light of current market conditions, we recognized the need to reposition certain projects and to prioritize capital spending to be prepared for the return of demand for residential real estate when markets begin to recover.

Achievement:  We successfully achieved these goals by completing each of the new master plans, economic plans and financial models for future implementation as our markets recover. We completed a master plan and design for our new Breakfast Point community in Panama City Beach, but decided to conserve capital by deferring capital expenditures on development until 2011. We accomplished other residential real estate achievements beyond the stated goals in 2010, including successfully re-launching our Rivertown community in Jacksonville to reflect current market conditions, expanding our homebuilder relationships and reduced costs through more efficient management of our homeowner associations and community development districts.

4. Optimize forestry operations to generate additional revenue from new sources by year end, 2010. Specifically, we established a goal to generate an additional $2 million in revenue from new sources.

Rationale:  During the current real estate downturn, our forestry operations have become a more important source of capital for the Company. We believed that there could be additional revenue opportunities in our forestry operations.

Achievement:  We generated additional forestry revenues from new sources of approximately $2.7 million. This additional revenue resulted in part from our participation in the federal Biomass Crop Assistance Program, which allowed us to capture payments from the federal government on sales of fiber. We also obtained approvals from permitting agencies for the expansion of the service areas of our existing wetlands mitigation banks, which allowed us to complete the sale of additional mitigation bank credits. We also renegotiated our pulpwood fiber supply agreement with Smurfit-Stone Container Corporation, generating additional revenue. We also increased hunting lease rates.

Award Payouts Under the Plan.  In order to determine the award payouts under the short-term incentive plan, the Compensation Committee evaluated the achievements for all of the goal categories, using its discretion to determine the weighting and relative achievement of the performance goals, and also considered additional Company achievements during 2010. In light of the significant goal achievements described above, the Compensation Committee approved a bonus pool under the plan of 110% of the targeted bonus pool amount. The Compensation Committee then delegated authority to Mr. Lord to determine specific individual payouts under the plan, with input from Mr. Greene and Mr. Bozman. Through this process, Mr. Greene was awarded $775,000 (a 108% payout), Mr. McCalmont was awarded $361,000 (a 117% payout), Mr. Wilson was awarded $261,000 (a 126% payout) and Mr. Bozman was awarded $170,000 (a 121% payout). Mr. McCalmont’s increased payment reflects his significant responsibility in achieving the Company’s liquidity objectives. Mr. Wilson’s increased payment reflects his contributions to the 2010 opening of the Northwest Florida Beaches International Airport. Mr. Bozman’s increased payment reflects his successful implementation of the relocation of the Company’s corporate headquarters to Northwest Florida. See the “Summary Compensation Table” on page 37 and “Grants of Plan-Based Awards in 2010” on page 41 for more information regarding the 2010 awards under the short-term incentive plan.

Long-Term Incentive Program

Our long-term incentive program is designed to align executive and shareholder interests and encourage long-term executive performance and retention. Our Equity Incentive Plan is administered by the Compensation Committee.

Equity Grant Practices.  Our practice has been to make at least one equity award each year to our named executives as part of their total annual compensation. These awards are based on an established percentage of their base salaries. The target award percentages for the named executives for 2010 were as follows: 185% for Mr. Greene; 125% for Mr. McCalmont; 75% for Mr. Wilson; and 75% for Mr. Bozman. These award percentages were determined to be in line with the peer group practices described above. The internal pay equity factors described above also support the higher target percentages for Mr. Greene and Mr. McCalmont, who were generally considered to have more impact on the performance of the Company as a whole than the other named executive officers.

Annual equity awards are granted in February at the regular quarterly meeting of the Compensation Committee. The Compensation Committee’s quarterly meetings are scheduled in September of the prior year. The Compensation Committee meetings are scheduled without regard to anticipated earnings announcements, the release of other material or non-public information. Generally, the date the Compensation Committee takes action with respect to an award is the same date as the grant date for the awards. Generally, awards of restricted stock are initially denominated in dollars, which amounts are then converted to shares by dividing the approved dollar value of the award by the closing share price on the date of grant. We do not backdate stock options.

2010 Equity Grants.  Each named executive was granted an annual equity award that included both (1) restricted stock that may vest depending upon Company performance over a three year performance period, and (2) restricted stock vesting in equal annual installments over four years. The target awards for the named executives were initially calculated based on the target award percentages described above with the two types of awards equally weighted. For the restricted stock with performance-based vesting conditions, the targeted shares were then doubled in order to provide upside potential to the executives in the event of exceptional Company performance.

The restricted stock with performance-based vesting conditions will vest according to how well our total shareholder return during the performance period compares to the total shareholder returns of companies within two peer groups established by reference to the S&P 500 Index and a group consisting of the same peer group of real estate companies that we look to in evaluating our executive compensation described above. See “Grants of Plan-Based Awards in 2010” on page 41 for more information about these equity grants and the performance-based vesting conditions.

We believe that restricted stock with performance-based vesting conditions provide the perceived certainty of restricted stock awards and align the financial interests of executives with shareholders by promoting stock price appreciation. Because of the fluctuations in our stock price due to uncertainties in the financial markets and the current difficult operating environment, another form of equity award, such as stock options, may not have provided the same level of perceived value as restricted stock with performance-based conditions. Restricted stock grants also deliver value more efficiently than stock options by delivering intended value with fewer shares. This benefits existing shareholders through less dilution of their ownership and the delivery of value while using fewer authorized shares under our equity incentive plans.

We also included restricted stock with time-based vesting in our 2010 grants in order to provide our executives with a strong retention incentive and the stability of incentive payouts during the current down business cycle. Although less effective than stock options or restricted stock with performance-based vesting conditions, restricted stock with time-based vesting also serves to motivate performance as its value increases with stock price increases.

Policies Regarding Equity Ownership.  We have a Stock Ownership Policy in order to promote the alignment of the financial interests of our senior management and directors with our shareholders. The policy requires senior management, including the named executives, to own a minimum amount of Company stock (either a minimum number of shares or a minimum value of owned shares) ranging from 5,000 shares or $275,000 to 100,000 shares or $5.5 million. For directors, the minimum amount of Company stock required to be owned under the policy is 5,000 shares or $275,000.

The executives subject to the policy have five years from the date of adoption to reach the minimum ownership thresholds. The thresholds for those aged 55 or older will be reduced by 10% per year up to 50% because the Compensation Committee thought it reasonable to allow for a certain amount of investment diversification as the executives approach retirement age in light of the volatility of stock prices in the real estate industry.

We do not re-price stock options to account for decreases in our share price after the date of grant. We prohibit short sales on our stock, and the purchase or sale of options, puts, calls or other derivative securities that are directly linked to our stock, by named executives and other officers and directors. Certain members of management, including the named executives and directors, are required to receive permission from our legal department prior to conducting transactions in Company securities. We have quarterly “blackout” periods, and unscheduled blackout periods from time-to-time, during which no trading is permitted by these persons.

Retirement Plans

The Company provides retirement benefits to the named executives through a cash balance defined benefit pension plan (the “Pension Plan”), a 401(k) retirement plan, a non-qualified supplemental executive retirement plan (“SERP”) and a non-qualified deferred capital accumulation plan (“DCAP”). The terms of these plans and the benefits accrued to the named executives under the plans are described under “Pension Benefits in 2010” on page 47 and “Nonqualified Deferred Compensation in 2010” on page 49. We believe that these retirement benefits are important tools for retaining and rewarding executive officers’ service by providing meaningful retirement savings through tax-favorable plans. Although we have no target percentage for retirement plans to contribute to total compensation, we do consider retirement benefits when setting an executive officer’s total compensation.

Other Compensation

We provide our named executives with other benefits, reflected in the All Other Compensation column in the “Summary Compensation Table” on page 37 and more fully described in the footnote to that column, that we believe are reasonable, competitive, supported by a clear business rationale and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each named executive’s total compensation, and include, among other things, financial planning expenses, premiums paid on life insurance policies and the cost of an annual physical.

Employment Agreements

Each named executive officer has an employment agreement with the Company, the primary purpose of which is to provide compensation to the executive in the event of termination without cause. Each executive has substantially the same form of employment agreement which provides for payments in the event of certain termination events occurring either before or after a “Change in Control” within the meaning of such employment agreement. Prior to a “Change in Control”, if Mr. Greene had terminated his employment for good reason or he was terminated without cause, he would have received, among other payments, a lump sum payment equal to two times the sum of his base salary plus target bonus (a “2.0 multiple”). In the same circumstances, Mr. McCalmont’s, Mr. Wilson’s and Mr. Bozman’s agreements provided for a lump sum payment calculated using a “1.5 multiple.” All employment agreements provide for a “2.0 multiple” for termination events occurring after a “Change in Control”. The employment agreements have “double triggers” in that a “Change in Control” alone will not require payments, unless a termination event occurred as well.

These employment agreements are intended to promote two objectives beneficial to the Company. First, they provide executives with the financial security needed to allow them to fully focus on their operational responsibilities. The Company is facing a very challenging operating environment, which requires full management attention. Secondly, we believe that the benefits provided by these employment agreements are in line with current compensation practices of other public companies that could be competitors for our executive talent. Without these employment agreements, we believe we could have difficulty retaining our named executives.

Other than termination benefits, the employment agreements provide that the named executives were entitled to receive at least the base salary in effect for the executive on the date of the employment agreement, together with guaranteed participation in our annual bonus plan and other incentive, retirement and savings plans. The agreements also provide for an annual physical and up to $10,000 per year for financial planning expenses. The employment agreements automatically renew annually unless terminated by the Company.

The termination provisions of the employment agreements of the named executives and the potential or actual payments under these agreements in connection with specific termination events, whether before or after a “Change in Control”, are more specifically described under “Potential Payments Upon Termination or Change in Control” on page 50.

Significant 2011 Developments in Compensation

The following is a summary of significant compensation actions that occurred at the beginning of 2011 and that impacted our named executive officers. The compensation disclosure set forth in the Compensation Discussion and Analysis section of this proxy and the accompanying tables do not reflect the impact of these actions because that disclosure is required to reflect compensation through December 31, 2010. Accordingly, that disclosure should be read in conjunction with the following additional disclosure.

On February 25, 2011, in connection with the changes to the Board of Directors described under “Election of Directors” on page 7, the Company entered into a Separation Agreement with Mr. Greene in connection with his resignation as President and Chief Executive Officer of the Company. Under the Separation Agreement, Mr. Greene received the following, in place of what is shown under the Potential Termination Payments Table, which assumed a hypothetical December 31, 2010 termination of employment:

•	a cash lump sum of $2,920,000 payable in six months;

•	a pro rata annual bonus of $118,000;

•	$1,053,225 as additional benefits payable under the Company’s Supplemental Executive Retirement Plan had he continued to be employed with the Company during the 36 months following his resignation, payable in six months;

•	the COBRA premiums for medical and dental insurance for him and his family under COBRA for up to 18 months, subject to certain conditions, or a lump sum equal to six months of premiums under certain circumstances;

•	the premiums for basic life and disability insurance policies for a period of 24 months;

•	up to $20,000 as reimbursement for outplacement services during the 18-month period following his resignation;

•	up to $75,000 as reimbursement to defray the cost of relocation expenses actually incurred if he moves more than 50 miles within 24 months following his resignation;

•	all of Mr. Greene’s outstanding restricted stock awards under the 2009 Equity Incentive Plan (excluding his February 7, 2011 performance-vesting restricted stock award), constituting 106,068 of Mr. Greene’s unvested shares, became fully vested and non-forfeitable, provided that, with his February 7, 2011 performance-vesting restricted stock award, 50% of the initial grant of 45,226 restricted shares (or 22,613 restricted shares) became fully vested and non-forfeitable;

•	with respect to any restricted stock that did not become fully vested and exercisable on or before his resignation, Mr. Greene is entitled to vesting, payment and exercisability in accordance with the terms of the governing equity plan and award agreement;

•	a “rabbi trust” with an independent financial institution as trustee to fully fund the payments described in the first, second, third and seventh bullets above;

•	up to $150,000 for legal fees and disbursements incurred by Mr. Greene in connection with the Separation Agreement; and

•	a gross-up payment for any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

The changes to the Board of Directors described under “Election of Directors” on page 7 triggered a “Change in Control” within the meaning of the Company’s 2009 Equity Incentive Plan and the applicable award agreements. Consequently, the restricted stock awards outstanding under the Plan vested immediately on March 3, 2011 (except for the February 2011 awards of restricted stock with performance-based vesting conditions, which vested at 50%). The number of shares that vested for the named executives, other than Mr. Greene, are as follows: Mr. McCalmont, 47,896 shares; Mr. Wilson, 22,700 shares; and Mr. Bozman, 15,907 shares. Those changes to the Board of Directors also triggered a “Change in Control” within the meaning of the employment agreements of our named executive officers.

Also, in February 2011, the Compensation Committee approved an amendment to the Pension Plan to increase the benefits payable from the Pension Plan and simultaneously reduce benefits payable from the SERP in order to take advantage of the surplus of funds in the Pension Plan. The increase in benefits under the Pension Plan (and the corresponding decrease in SERP benefits) for the named executives are as follows: Mr. Greene, $934,542; Mr. McCalmont, $228,933; Mr. Wilson, $271,661; Mr. Bozman, $7,721.

Compensation Committee Report

The following members of the Board of Directors who served on the Compensation Committee as of December 31, 2010 have reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on their review and discussions with management, they recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 proxy statement.

This report is provided by the following members of the Board of Directors, who comprised three of the four members of the Compensation Committee (the fourth is no longer a member of the Board), and were independent, as of December 31, 2010:

Hugh M. Durden
Thomas A. Fanning
Delores M. Kesler

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee consisted of, and it currently consists of, independent members of the Board. No current or former member of the Committee is or was during 2010 an executive officer of another company on whose board or its comparable committee one of our executive officers serves.

Summary Compensation Table

The table below summarizes the total compensation paid or awarded to each of the named executives for the years ended December 31, 2010, 2009 and 2008, calculated in accordance with SEC rules.

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive	Deferred
					Plan	Compensation	All Other
Name and		Salary	Bonus[2]	Stock Awards[3]	Compensation	Earnings	Compensation	Total
Principal Position	Year[1]	($)	($)	($)	($)	($)	($)	($)
Wm. Britton Greene[4]	2010	714,808	-0-	2,344,059	775,000	100,534	573,848	4,508,249
President and Chief	2009	726,923	-0-	1,109,736	750,000	65,238	156,373	2,808,270
Executive Officer	2008	664,904	-0-	5,423,650	490,000	18,492	100,494	6,697,540

William S. McCalmont[5]	2010	408,462	-0-	835,756	361,000	72,092	130,325	1,807,635
Executive Vice President and	2009	407,789	-0-	428,490	325,000	29,001	66,251	1,256,531
Chief Financial Officer	2008	344,615	-0-	986,929	164,000	38,847	58,686	1,593,077

Roderick T. Wilson[6]	2010	344,217	-0-	370,565	261,000	90,254	79,421	1,145,457
President — West Bay Sector

Rusty A. Bozman[7]	2010	241,731	-0-	236,779	170,000	68,457	178,173	895,140
Senior Vice President — Corporate Development

[1]	More information regarding 2009 compensation is found in our 2010 proxy statement filed with the SEC on March 29, 2010, and more information regarding 2008 compensation is found in our 2009 proxy statement filed with the SEC on March 31, 2009.

[2]	The bonus amounts paid under our 2010 short-term incentive plans are reported in the Non-Equity Incentive Plan Compensation column.

[3]	The 2010 stock award amounts include the grant date fair value of awards with time-based vesting, as well as the grant date fair value of performance awards. The grant date values of the performance awards in 2010 for the named executives are: $999,041 for Mr. Greene; $385,749 for Mr. McCalmont; $195,061 for Mr. Wilson; and $115,746 for Mr. Bozman. The grant date fair values of the performance awards were calculated based on the probable outcome of the performance conditions on the date of grant, consistent with the applicable accounting literature. If we had assumed that the highest level of performance conditions are probable, the maximum values of the performance awards in 2010 as of the date of grant would have been $1,295,036 for Mr. Greene; $500,038 for Mr. McCalmont; $252,854 for Mr. Wilson; and $150,039 for Mr. Bozman.

The amounts shown reflect the grant date fair value of restricted stock granted in the years shown, excluding any contingency for forfeitures. The assumptions used in the calculation of these amounts for 2010 are described in note 2 of our financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 3, 2011. The assumptions used in the calculation of these amounts for 2008 and 2009, respectively, are described in note 2 of our financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 24, 2009 and note 2 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 23, 2010.

[4]	Mr. Greene was promoted to Chief Executive Officer on May 13, 2008. Prior to that time he served as President and Chief Operating Officer. Mr. Greene resigned from his position with the company effective as of March 3, 2011.

[5]	Mr. McCalmont was promoted to Executive Vice President on January 31, 2009. Prior to that time he served as Chief Financial Officer.

[6]	Mr. Wilson became an executive officer in 2010, and accordingly information from earlier years has been omitted.

[7]	Mr. Bozman became an executive officer in 2010, and accordingly information from earlier years has been omitted.

Base Salaries

A discussion of the 2010 base salaries of the named executives is set forth under “Base Salaries” in the CD&A on page 38. The discussion under “Internal Pay Equity” in the CD&A on page 26 provides information regarding the varying salary levels of the named executives.

Stock Awards

For a discussion of our long-term incentive program and our 2010 equity grants, refer to “Long-Term Incentive Program” in the CD&A on page 31.

Since these amounts reflect the grant date fair value for these awards, they may not correspond to the actual value that will be realized by the named executives after the awards vest and when the related common stock is sold. To see the value actually received by the named executives in 2010 from equity awards in prior years, refer to “Option Exercises and Stock Vested in 2010” on page 47.

Non-Equity Incentive Plan Compensation

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the bonus amounts earned by the named executives under our short-term incentive plan in 2010. The material provisions of that plan are described in the CD&A under “Annual Performance-Based Bonuses” on page 29. These amounts are the actual amounts earned by each named executive under the awards described under “Grants of Plan-Based Awards in 2010” on page 41. Payments under the short-term incentive plan were based on the Company’s performance during 2010 as described in the CD&A under “Annual Performance-Based Bonuses — 2010 Performance Goals” on page 29.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported in this column represent the sum of (1) the change in present values of the pension plan benefits for each named executive and (2) the above-market interest earned on each named executive’s account in the DCAP. The following table summarizes the amounts attributable to each category for the named executives:

		Change in	DCAP Above
		Pension	Market
Name	Year	Value ($)	Interest ($)
Mr. Greene	2010	100,534	-0-

	2009	65,238	-0-

	2008	18,492	-0-

Mr. McCalmont	2010	72,092	-0-

	2009	29,001	-0-

	2008	38,847	-0-

Mr. Wilson	2010	90,254	-0-

Mr. Bozman	2010	68,457	-0-

The changes in pension values shown reflect the changes in the present value of pension benefits from one year end to the next. Factors affecting the changes in present values include the impact of the value of benefits earned in the current year, the growth in the value of benefits earned in prior years due to the passage of time and the impact of changes in assumptions. This present value calculation is based on actuarial assumptions and discounting and is not a direct reflection of the change in each participant’s actual account balance in the pension plan during the year.

The assumptions used to calculate the change in present values include a discount rate of 5.04% at December 31, 2010, 5.63% at December 31, 2009 and 6.35% at December 31, 2008; future interest crediting rate of 4.0% at December 31, 2010 and 4.25% at each of December 31, 2009 and December 31, 2008; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

Refer to “Pension Benefits in 2010” on page 47 for more information about the pension benefits available to the named executives.

We pay 7% interest on participants’ accounts in the DCAP. The amounts shown above reflect the portion of the interest payment in excess of 5.27% or 120% of the applicable federal long-term interest rate. These payments are deemed by the SEC to be above-market interest payments. The total interest payment to the DCAP for each named executive is shown under “Nonqualified Deferred Compensation in 2010” on page 49.

All Other Compensation

The following table describes each component of the amounts shown in the All Other Compensation column for 2010:

		Company
	Company	Contributions	Financial	Term Life	Annual
	Contributions	to 401(k)	Planning	Insurance	Physical	Relocation
	to SERP	and DCAP	Expenses	Premiums	Exam	Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Greene	237,927	8,575	2,679	900	300	323,467	573,848

Mr. McCalmont	75,735	8,575	-0-	602	222	45,191	130,325

Mr. Wilson	70,339	8,575	-0-	507	-0-	-0-	79,421

Mr. Bozman	7,673	8,575	2,800	422	-0-	158,703	178,173

Company Contributions to SERP, 401(k) and DCAP.  We make annual contributions to each named executive’s account maintained in connection with the SERP, DCAP and 401(k) plan. A discussion of these retirement plans is found in the CD&A under “Retirement Plans” on page 31. More information regarding the SERP and DCAP is found under “Nonqualified Deferred Compensation in 2010” on page 49. With respect to the Company contributions to the 401(k) plan, the Company contributed $8,575 to each named executive’s account in the 401(k) plan (based on Company matching contributions equal to 100% of the first 1% of eligible compensation contributed to the plan and 50% of the next 6% of eligible compensation contributed, up to a maximum match of 3 1/2% of eligible compensation. There were no DCAP contributions in 2010.

Financial Planning Expenses.  Each named executive may be reimbursed for up to $10,000 annually for financial planning expenses. We believe that this benefit helps the named executives to optimize the value received from all of the compensation elements offered by the Company.

Term Life Insurance Premiums.  These amounts represent life insurance premiums paid by the Company on behalf of the named executive officers for term life insurance premiums for policies providing coverage based on their base salaries up to $600,000. These policies are available to all full-time employees and are considered to be part of a baseline competitive welfare benefits package.

Annual Physical Exam.  Each named executive may be reimbursed for up to $5,000 annually for the cost of a physical exam. The purpose of these exams is to encourage the named executives to routinely attend to their personal health for the benefit of the Company.

Relocation Benefits.  During 2010, we relocated our corporate headquarters from Jacksonville to Northwest Florida. To encourage certain named executives to participate in the relocation and to compensate them for the personal and family issues arising from the relocation, the Company chose to pay the relocation benefits described below. Mr. Greene’s relocation benefits included a resettlement payment of $100,000 to defray the incidental costs of a household move; the reimbursement of closing costs on a new home in the amount of $32,979; maintenance and mortgage costs associated with his residences in the amount of $65,360; the payment of household moving costs of $30,589; a tax gross-up payment of $59,539; and club membership fees waived by the Company in the aggregate amount of $35,000. Please also refer to “Reportable Transactions” on page 23 for a description of the Company’s purchase of Mr. Greene’s Jacksonville residence.

Mr. Bozman’s relocation benefits included a $102,500 relocation bonus; a resettlement payment of $15,000 to defray the incidental costs of a household move; reimbursement for temporary lodging of $16,032; reimbursement of closing costs for a homesite purchase of $4,650; the payment of household moving costs of $9,652; and a tax gross-up payment of $10,869.

The amount for Mr. McCalmont reflects reimbursement made in 2010 of closing costs in the amount of $28,719 related to his purchase of a residence in Northwest Florida in 2008 in connection with his commencement of employment with the Company in 2007, together with a tax gross-up payment of $16,472.

Other Benefits.  The Company purchases hours of flight time from a corporate aircraft service for business purposes. We did not provide hours of personal flight time at our expense to any named executive in 2010. Infrequently, however, spouses of named executives may accompany named executives during business flights. This spousal use has no incremental cost to the Company.

The named executives may have received additional incidental perquisites not subject to SEC reporting.

Grants of Plan-Based Awards in 2010

The following table provides information about equity and non-equity awards granted to the named executives in 2010:

		Estimated
		Possible Payouts
		Under Non-				All Other Stock
		Equity Incentive	Estimated Future Payouts Under			Awards:
		Plan Awards	Equity Incentive Plan Awards			Number of	Grant Date
						Shares of Stock	Fair Value of
		Target	Threshold	Target	Maximum	or Units	Stock Awards
Name	Grant Date	($)	(#)	(#)	(#)	(#)	($)
Mr. Greene	2/8/2010	717,500
	2/8/2010		5,882	—	47,058		999,041
	2/8/2010					23,529	647,518
	2/9/2010					25,000	697,500

Mr. McCalmont	2/8/2010	307,500
	2/8/2010		2,271	—	18,170		385,749
	2/8/2010					16,352	450,007

Mr. Wilson	2/8/2010	207,308
	2/8/2010		1,149	—	9,188		195,061
	2/8/2010					5,575	153,424
	6/7/2010					1,000	22,080

Mr. Bozman	2/8/2010	140,000					115,746
	2/8/2010		682	—	5,452	4,398	121,033
	2/8/2010

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

This column shows the 2010 target payout for each named executive under our short-term incentive plan. There were no threshold or maximum amounts payable under the plan. The plan was structured such that the named executives could have earned between 0% and 100% of the target awards depending on the achievement of the performance goals, but the plan also stated that the Compensation Committee, in its discretion, could choose to pay more than 100% of the target awards for exceptional Company performance. The performance goals and salary multiples for determining the target payouts are described in the CD&A under “Annual Performance-Based Bonuses” on page 29.

The amounts shown represent cash payouts that were possible under our short-term incentive plan assuming achievement of target. The potential payouts were performance-based and completely at risk. The actual payouts under the 2010 short-term incentive plan are found in the “Summary Compensation Table” on page 37.

Estimated Future Payouts Under Equity Incentive Plan Awards

The awards shown were grants of restricted stock with performance-based vesting conditions. These awards vested in full on March 3, 2011 in connection with the “Change in Control” described under “Significant 2011 Developments in Compensation” on page 34. The vesting of these shares would have been based on the performance of our stock price from February 8, 2010 through January 31, 2013. The total shareholder return of our stock during the performance period would have been measured and compared to the total shareholder return of companies in certain peer groups established by reference to the S&P 500 Index and a selected peer group of real estate related companies. Our total shareholder return and the total shareholder return for each company in the peer groups would have been calculated based on the change in each company’s stock price, plus any dividends paid, divided by the beginning stock price for each company.

Once our percentile rank is determined with respect to each peer group, our overall percentile rank would have been determined by averaging the two ranks, weighting the percentile rank for the S&P 500 peer group at 40% and for the selected peer group of real estate related companies at 60%. Our weighted composite percentile rank would have then been used to determine the number of the shares awarded that actually vested, if any, according to a graduated vesting schedule. The vesting schedule for these awards is as follows:

Company’s Weighted Average	Percent of Restricted
Percentile Rank	Shares to Vest
75th and above	100%
70th	90
65th	80
60th	70
55th	60
50th	50
45th	42.5
40th	35
35th	27.5
30th	20
25th	12.5
Below 25th	0

The threshold amount shown in the table represents 12.5% vesting based on the achievement of a 25th percentile rank. The maximum amount shown represents 100% vesting based on the achievement of a 75th or greater percentile rank. There is no target amount specified in the vesting schedule for these awards. At December 31, 2010, given the Company’s performance, 0% of the shares would vest according to our percentile rank.

During the restricted period, each share of restricted stock entitles the named executive to receive any dividends that we may declare with respect to our common stock. We, however, do not currently pay any quarterly dividends.

For more information regarding the 2010 grants of restricted stock with performance-based vesting conditions, refer to the discussion in the CD&A under the heading “Long-Term Incentive Program — 2010 Equity Grants” on page 32.

All Other Stock Awards

The stock awards shown were grants of restricted stock with time-based vesting. The February 8, 2010 awards were granted with a vesting schedule of 25% annually beginning on the first anniversary of the grant date. These awards, however, vested in full on March 3, 2011 in connection with the “Change in Control” described under “Significant 2011 Developments in Compensation” on page 34.

During the restricted period, each share of restricted stock entitles the named executive to receive any dividends that we may declare with respect to our common stock. We, however, do not currently pay any quarterly dividends.

For more information regarding the 2010 grants of restricted stock, refer to the discussion in the CD&A under the heading “Long-Term Incentive Program — 2010 Equity Grants” on page 32.

Grant Date Fair Value of Stock Awards

This column shows the grant date fair value under FASB ASC Topic 718 of the restricted stock granted to the named executives in 2010, excluding any contingency for forfeitures. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For restricted stock with time-based vesting conditions, the fair value is calculated using the closing price of our common stock on the grant date.

For restricted stock with performance-based vesting conditions, the fair value is determined using a Monte Carlo simulation pricing model. This model is based upon the closing price of our common stock on the grant date, and takes into account assumptions regarding a number of other variables including expected stock price volatility over the term of the awards, the relative performance of our stock price and shareholder returns compared to those companies in our peer groups and a risk-free interest rate assumption. For additional information regarding the valuation assumptions, refer to note 2 of our financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 3, 2011.

The grant date fair values of the restricted stock with performance-based vesting conditions were calculated based on the probable outcome of the performance conditions on the date of grant, consistent with the applicable accounting literature. If we assume that the highest level of performance conditions are probable, the maximum values of the performance awards as of the date of grant would be $1,295,036 for Mr. Greene; $500,038 for Mr. McCalmont; $252,854 for Mr. Wilson; and $150,039 for Mr. Bozman.

The amounts shown reflect the grant date fair values for the awards, and do not necessarily correspond to the actual value that will be recognized by the named executives from the awards. Whether, and to what extent, a named executive realizes value will depend on our stock price at the time of vesting and at the time of sale of the related common stock.

Outstanding Equity Awards at December 31, 2010

The following table provides information on the holdings of restricted stock and stock options by the named executives at December 31, 2010. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes to the table.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
									Number of	Payout
									Unearned	Value of
									Shares,	Unearned
	Number	Number of				Number			Units or	Shares,
	of Securities	Securities				of Shares		Market Value	Other	Units or
	Underlying	Underlying				or Units		of Shares or	Rights	Other
	Unexercised	Unexercised		Option		of Stock		Units of Stock	That	Rights That
	Options	Options		Exercise	Option	That Have		That Have	Have Not	Have Not
	Exercisable	Unexercisable		Price	Expiration	Not Vested		Not Vested[2]	Vested[3]	Vested[2]
Name	(#)	(#)		($)	Date[1]	(#)		($)	(#)	($)

Mr. Greene	5,000	-0-		32.65	8/18/2013	99,493	[4]	2,173,922	-0-	-0-
	16,300	-0-		40.80	2/09/2014
	35,471	-0-		54.24	9/18/2016
	18,222	-0-		54.05	2/12/2017

Mr. McCalmont	22,500	7,500	[5]	57.63	5/10/2017	34,302	[6]	749,499	-0-	-0-

Mr. Wilson	2,000			28.29	8/20/2011	13,687	[7]	299,061	-0-	-0-
	6,598			54.24	9/18/2016
	6,778			54.05	2/12/2017

Mr. Bozman	-0-	-0-		—	—	7,806	[8]	170,561	-0-	-0-

[1]	Options are typically granted with a 10-year term, which may be shortened in the event of a termination event. Mr. Greene’s separation from the Company qualifies as a retirement event under the terms of his option agreements, which allows him to exercise his options for up to 12 months following his separation date.

[2]	The market value of the restricted stock is based on a per-share price of $21.85, the closing price of our common stock on December 31, 2010.

[3]	Each named executive had three grants of restricted stock with performance-based vesting conditions outstanding at December 31, 2010. Pursuant to SEC rules, the zero amount shown for each named executive represents the fact that no shares would have vested under any of these awards based on our performance through December 31, 2010. The following table, however, shows each named executive’s unvested shares of restricted stock with performance-based vesting conditions outstanding on December 31, 2010:

	Number of Shares Awarded
Name	2008	2009	2010	Total
Mr. Greene	96,024	41,956	47,058	185,038

Mr. McCalmont	36,138	16,200	18,170	70,508

Mr. Wilson	24,846	8,030	9188	42,064

Mr. Bozman	9,808	4,615	5,452	19,876

Each award was subject to a three-year performance period. The 2008 awards had a performance period from February 12, 2008 to January 31, 2011; the 2009 awards had a performance period from February 10, 2009 to January 31, 2012; and the 2010 awards had a performance period from

February 8, 2010 to January 31, 2013. At the conclusion of the performance period for the 2008 awards, actual performance resulted in a 22.4% payout ($631,289 for Mr. Greene; $237,588 for Mr. McCalmont; $163,362 for Mr. Wilson; and $64,482 for Mr. Bozman).

As described under “Significant 2011 Developments in Compensation” on page 34, all of the shares granted in the 2010 awards vested on March 3, 2011 as a result of the change in the Board of Directors, which constituted a “Change in Control” within the meaning of the Company’s 2009 Equity Incentive Plan. The 2009 awards remain unvested and outstanding for each named executive. Mr. Greene’s 2009 award will continue to vest after his separation from the Company in accordance with the retirement provisions of the applicable award agreement.

Other than differences in the performance periods and certain termination provisions, the 2008 and 2009 awards had the same terms as the 2010 awards described on page 41 under “Grants of Plan-Based Awards in 2010.”

4	At December 31, 2010, Mr. Greene’s shares of restricted stock with time-based vesting conditions would have vested as follows:

Vesting Date	Shares	Vesting Date	Shares

2/8/2011	5,882	2/10/2012	5,244
2/9/2011	6,250	2/12/2012	12,003
2/10/2011	5,245	2/8/2013	5,882
2/12/2011	14,894	2/9/2013	6,250
2/15/2011	8,333	2/10/2013	5,245
2/8/2012	5,882	2/8/2014	5,883
2/9/2012	6,250	2/9/2014	6,250

After the “Change in Control”, Mr. Greene had the following shares of restricted stock with time-based vesting outstanding, and these shares will continue to vest after Mr. Greene’s separation from the Company pursuant to the retirement provisions of the applicable award agreements:

Vesting Date	Shares

2/10/2012	5,244
2/12/2012	12,003
2/10/2013	5,245

[5]	Mr. McCalmont’s stock options vest on May 10, 2011.

[6]	At December 31, 2010, Mr. McCalmont’s shares of restricted stock with time-based vesting conditions would have vested as follows:

Vesting Date	Shares	Vesting Date	Shares

2/8/2011	4,088	2/10/2012	2,025
2/10/2011	2,025	2/8/2013	4,088
5/10/2011	6,750	2/10/2013	2,025
10/5/2011	5,125	2/8/2014	4,088
2/8/2012	4,088

After the “Change in Control”, Mr. McCalmont had the following shares of restricted stock with time-based vesting outstanding:

Vesting Date	Shares

5/10/2011	6,750
10/5/2011	5,125
2/10/2012	2,025
2/10/2013	2,025

[7]	At December 31, 2010, Mr. Wilson’s shares of restricted stock with time-based vesting conditions would have vested as follows:

Vesting Date	Shares	Vesting Date	Shares

2/8/2011	1,393	2/8/2012	1,394
2/10/2011	1,004	2/10/2012	1,004
2/12/2011	1,076	2/8/2013	1,394
10/5/2011	3,524	2/10/2013	1,004
12/31/2011	500	2/8/2014	1,394

After the “Change in Control”, Mr. Wilson had the following shares of restricted stock with time-based vesting outstanding:

Vesting Date	Shares

10/5/2011	3,524
2/10/2012	1,004
2/10/2013	1,004

[8]	At December 31, 2010, Mr. Bozman’s shares of restricted stock with time-based vesting conditions would have vested as follows:

Vesting Date	Shares	Vesting Date	Shares

2/8/2011	1,099	2/10/2012	577
2/10/2011	577	2/8/2013	1,099
2/12/2011	578	2/10/2013	577
10/5/2011	1,099	2/8/2014	1,100
2/8/2012	1,100

After the “Change in Control”, Mr. Bozman had the following shares of restricted stock with time-based vesting outstanding:

Vesting Date	Shares

10/5/2011	1,099
2/10/2012	577
2/10/2013	577

Option Exercises and Stock Vested in 2010

The following table sets forth certain information regarding exercises of stock options and the vesting of restricted stock held by our named executives during the year ended December 31, 2010:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting[1]
Name	(#)	($)	(#)	($)
Mr. Greene	-0-	—	43,795	1,214,425

Mr. McCalmont	-0-	—	13,899	389,067

Mr. Wilson	-0-	—	7,173	182,757

Mr. Bozman	-0-	—	2,541	66,772

[1]	The value realized was calculated by multiplying the number of shares of restricted stock vested by the closing price of our common stock on the vesting date. The amounts shown are before the payment of any applicable withholding taxes.

Pension Benefits in 2010

The table below sets forth information regarding the pension benefits for the named executives under our pension plan. For information regarding the Company’s SERP, see the information provided under “Nonqualified Deferred Compensation in 2010” on page 49.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit[1]	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Mr. Greene	Pension Plan	13.0	466,256	-0-
Mr. McCalmont	Pension Plan	3.7	139,940	-0-
Mr. Wilson	Pension Plan	9.4	360,940	-0-
Mr. Bozman	Pension Plan	10.3	162,667	-0-

[1]	The amounts shown in this column represent the actuarial present value of each named executive’s accumulated benefit under our pension plan as of December 31, 2010. The assumptions used to calculate the present values include a discount rate of 5.04%; future interest crediting rate of 4.0%; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

We sponsor a pension plan that is intended to provide retirement benefits for our employees, including our named executives. The pension plan is a fully-funded, cash balance defined-benefit plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (8%-12%) of the participant’s compensation, based on the participant’s age at the beginning of the year. The IRS, however, limited the compensation eligible for crediting under the pension plan to $245,000 for 2010. In addition, all participants’ accounts are credited with interest based upon the 30-year U.S. treasury bond rate (4.19% for 2010).

A participant’s “compensation” for purposes of calculating Company contributions to the pension plan includes his or her gross base salary (including any elective deferrals), commissions, and bonuses which are reported on IRS Form W-2. Compensation does not include any amounts processed within pay periods which end 31 days or more after termination of employment, sign-on bonuses, referral bonuses, commissions on the sale of a residence, severance pay, payments made after the death of an employee, recoverable draws, distributions from any qualified or nonqualified retirement plan, and gratuities.

A participant vests in his or her pension plan account upon the completion of three years of service or upon reaching the plan’s normal retirement age (either age 65 or the age of the participant upon his or her third anniversary of employment, whichever is later). A participant’s pension plan account fully vests in the event of death. All participants in the pension plan on October 8, 2007, however, became fully vested in their pension plan accounts regardless of years of service due to a corporate reorganization and downsizing. At December 31, 2010, all of the named executives were 100% vested in their pension plan accounts.

In the event of a participant’s retirement (whether early or normal retirement) or any other termination of employment (including resignation, involuntary termination, disability, or otherwise), the participant is entitled to receive his or her vested account balance in the plan. Vested benefits are payable at or after the termination event (including retirement) and are not reduced by social security or other benefits received by the participant. Pension benefits may be paid in a lump sum or in installments through an annuity.

The pension benefits table above provides an actuarial estimate of each named executive’s benefit under the pension plan based on a projected retirement age of 65 and a discount to present value. Because of the cash balance nature of our pension plan, a better way to understand each named executive’s possible benefit upon termination of employment, including retirement, is to refer to each named executive’s account balance in the plan. As mentioned above, at December 31, 2010, each named executive was 100% vested in his or her pension plan account, and would have been entitled to payment of the full account balance after retirement or any other termination of employment.

The following table shows each named executive’s account balance in the pension plan at December 31, 2010:

	Pension Plan Account Balance at	Vested Percentage of
	December 31, 2010	Pension Plan
Name	($)	Account Balance
Mr. Greene	509,937	100%
Mr. McCalmont	154,581	100%
Mr. Wilson	357,366	100%
Mr. Bozman	208,609	100%

Nonqualified Deferred Compensation in 2010

						Aggregate
		Executive	Registrant	Aggregate		Balance
	Type of	Contributions	Contributions	Earnings	Aggregate	at Last
	Deferred	in Last	in Last	in Last	Withdrawals/	Fiscal
	Compensation	Fiscal Year	Fiscal Year[1]	Fiscal Year[2]	Distributions	Year End[3]
Name	Plan	($)	($)	($)	($)	($)
Mr. Greene	SERP	-0-	237,927	22,497	-0-	797,349
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	237,927	22,497	-0-	797,349

Mr. McCalmont	SERP	-0-	75,735	4,185	-0-	179,809
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	75,735	4,185	-0-	179,809

Mr. Wilson	SERP	-0-	70,339	6,912	-0-	242,206
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	70,339	6,912	-0-	242,206

Mr. Bozman	SERP	-0-	7,673	-0-	-0-	7,673
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	7,673	-0-	-0-	7,673

[1]	The amounts in this column are also included in the “Summary Compensation Table” on page 37, in the “All Other Compensation” column for each named executive.

[2]	The amounts in this column represent interest credits to each named executive’s account in the SERP and the DCAP. No portion of the SERP amounts are included in the “Summary Compensation Table” because the interest rate applicable to the SERP accounts for 2010 (4.19%) was not above-market (i.e., was not in excess of 120% of the applicable federal long-term rate).

The DCAP interest rate for 2010 was 7%. Consequently, a portion of the DCAP interest credits for each named executive is considered to be above-market. Only the above-market portions of the DCAP amounts are included in the “Summary Compensation Table” under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” None of the named executives participated in the DCAP in 2010.

[3]	Of the totals in this column, the following amounts have been reported in the “Summary Compensation Table” for 2010 and for previous years:

	2010	Previous Years	Total
Name	($)	($)	($)
Mr. Greene	237,927	143,419	381,346
Mr. McCalmont	75,735	53,100	128,835
Mr. Wilson	70,339	—	70,339
Mr. Bozman	7,673	—	7,673

The Company maintains two non-qualified defined contribution plans, the SERP and DCAP, that provide for the deferral of compensation on a basis that is not tax-qualified.

SERP.  The SERP is designed to supplement the pension plan by providing designated executives, including the named executives, with benefits which, in part, have been lost due to IRS restrictions on annual compensation ($245,000 for 2010), which can be taken into account under a qualified pension plan. Each month we credit a percentage of each participant’s compensation to the SERP. The term “compensation” for purposes of the SERP has the same meaning as described above for the pension plan.

The percentage of a participant’s compensation we credit to the SERP is the same as the pension plan, except that a higher percentage (14%-18.25%) is paid to the Chief Executive Officer and a designated group of persons directly reporting to the Chief Executive Officer (Tier 1 participants included all of the named executive officers in 2010). SERP accounts earn the same interest as pension accounts, which rate is determined annually by the Compensation Committee (4.19% for 2010). The SERP is accounted for in our financial statements as a defined contribution plan.

A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, a “Change in Control” of the Company or attainment of age 62 while still employed by the Company. Tier 1 participants are entitled to full vesting at age 55 if they were participants in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service. At December 31, 2010, each named executive except for Mr. McCalmont was 100% vested in his SERP account. Mr. McCalmont was 40% vested. Vested SERP benefits are payable in a lump sum six months after an executive’s separation from employment. A participant’s benefit will also be paid in a lump sum in connection with death, a “Change in Control” of the Company, disability or an unforeseeable emergency.

DCAP.  The DCAP is designed to supplement our 401(k) plan by allowing designated executives the ability to defer compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan. The DCAP limits a participant’s deferrals to up to 50% of base salary and up to 75% of any annual cash bonus.

We match 25% of the first 6% of each participant’s deferrals in excess of the IRS annual compensation limit ($245,000 for 2010). Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7% for 2010). All Company and employee contributions to the DCAP are fully vested at the time of contribution. A participant’s account balance in the DCAP is payable in a lump sum six months after separation from employment. A participant’s benefit may also be paid in a lump sum in connection with death, a “Change in Control” of the Company, disability or an unforeseeable emergency. None of the named executives participated in the DCAP in 2010.

Potential Payments Upon Termination or Change in Control

As discussed in the CD&A under “Employment Agreements” on page 33, we have entered into employment agreements with each of our named executives. These agreements, as in effect as of December 31, 2010, provided for certain payments and other benefits if a named executive’s employment with the Company is terminated under circumstances specified in his or her respective agreement, including a “Change in Control” of the Company (as described below). A named executive’s rights upon termination of employment will depend upon the circumstances of the termination. The termination provisions of the employment agreements of the named executives are described below.

Employment Agreements

The employment agreements of our named executives, as in effect as of December 31, 2010, provided that the following events would trigger termination payments to the executive:

•	the executive terminates his or her employment for good reason; or

•	we terminate his or her employment for any reason other than cause, death or disability.

If the executive’s employment is terminated by the Company other than for cause or due to death or disability, or by the executive for good reason, the executive will be entitled to receive the following benefits:

•	a lump sum payment equal to 2.0 times (for Mr. Greene) and 1.5 times (for Messrs. McCalmont, Wilson and Bozman) the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	the Company will pay its portion of the cost of 18 months of health and welfare benefits; and

•	reimbursement of up to $20,000 for outplacement services.

If the executive’s employment is terminated during the two-year period following a change of control by the Company other than for cause or by the executive for good reason, the executive’s termination payments would be increased. Generally, each executive would receive the following benefits:

•	a lump sum payment equal to two times the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	an amount calculated based on hypothetical continued service by the executive for a period of three years (for Mr. Greene) or two years (for Messrs. McCalmont, Wilson and Bozman) for purposes of determining benefits payable under our retirement plan and SERP, but only to the extent such amount would exceed the executive’s actual benefit under the plans;

•	the Company will pay its portion of the cost of continued health and welfare benefits through the conclusion of the two-year period after the change of control;

•	reimbursement of up to $20,000 for outplacement services; and

•	a gross-up payment for any required excise tax payments.

These benefits would also be payable to the executive in the event that the executive is terminated in anticipation of a change of control event.

For purposes of these employment agreements we have “cause” for termination if the executive:

•	fails to substantially perform his or her employment duties which are demonstrably willful and deliberate actions on his or her part and which are not remedied in a reasonable period of time after receipt of written notice from the Company (no act, or failure to act, will be considered “willful” if done, or omitted to be done, by the executive in good faith or with reasonable belief that his or her action or omission was in the best interests of the Company); or

•	engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

The executive will have “good reason” for termination if:

•	he or she experiences a significant diminution in his or her position, authority, comparable duties or responsibilities;

•	we fail to comply with compensation provisions of the agreement;

•	we require the executive to be based at any office or location more than 50 miles from the executive’s current location;

•	we attempt to terminate the executive otherwise than as expressly permitted by the agreement; or

•	we do not require any successor company to comply with the terms of the agreement.

A “Change in Control” is defined as the occurrence of any of the following events:

•	the acquisition of 50% or more of our outstanding common stock;

•	the occurrence of an event in which individuals who, as of the date of the employment agreement constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board. Any individual becoming a director after the date of the employment agreement who is elected by our shareholders or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as a member of the Incumbent Board. The Incumbent Board will exclude, however, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors;

•	a reorganization, merger, consolidation or other business combination in which the owners of the common stock of the Company before the transaction do not own more than 50% of the common stock of the surviving company;

•	our complete liquidation or dissolution; or

•	the sale or other disposition of all or substantially all of our assets.

Each of the employment agreements of the named executives require, as a condition to the receipt of any of the payments described above, that he sign a release waiving all claims against the Company and its affiliates. The agreements also include provisions that prohibit the executive, for a period of one year after termination of employment, from (a) engaging in certain activities that are competitive with our business, (b) soliciting any of our employees to leave employment with the Company, and (c) making disparaging comments about the Company. An executive that violates these restrictive covenants would be required to return any payments made in connection with a termination event under his or her employment agreement.

Potential Termination Payments Table

The following table shows the termination payments that Messrs. Greene, McCalmont, Wilson and Bozman would receive pursuant to their employment agreements in connection with the termination events described above, both before and after a “Change in Control” within the meaning of their employment agreements. These amounts have been quantified as if such termination events occurred on December 31, 2010. See “Restricted Stock and Stock Option Agreements” below for a description of the value of equity-based awards that the named executive officers would have been eligible to receive, assuming a “Change in Control” or certain terminations of employment occurred on December 31, 2010.

The changes to the Board on March 3, 2011, described under “Election of Director’s” on page 7, triggered a “Change in Control” within the meaning of the employment agreements of the named executive officers.

	Payment of	Pro Rata	Incremental				Total
	Multiple of	Portion of	Pension	Continuation of			Termination
Description of	Salary and	Annual	/ SERP	Miscellaneous	Outplacement	Excise Tax	Payments/
Termination Event	Bonus[1]	Bonus[2]	Benefit[3]	Benefits[4]	Services[5]	Gross-up6	Benefits
Mr. Greene[7]

By Company without cause or by Executive for good reason	2,870,000	717,500	-0-	24,571	20,000	-0-	3,632,071

By Company without cause or by Executive for good reason after “Change in Control”	2,870,000	717,500	1,053,225	66,963	20,000	3,389,385	8,117,073

Mr. McCalmont

By Company without cause or by Executive for good reason	1,076,250	307,500	-0-	24,571	20,000	-0-	1,428,321

By Company without cause or by Executive for good reason after “Change in Control”	1,435,000	307,500	345,049	66,276	20,000	1,456,501	3,630,326

Mr. Wilson

By Company without cause or by Executive for good reason	829,232	207,308	-0-	15,554	20,000	-0-	1,072,094

By Company without cause or by Executive for good reason after “Change in Control”	1,105,642	207,308	297,982	54,036	20,000	-0-	1,684,968

Mr. Bozman

By Company without cause or by Executive for good reason	630,000	140,000	-0-	22,408	20,000	-0-	812,408

By Company without cause or by Executive for good reason after “Change in Control”	840,000	140,000	134,556	62,977	20,000	674,419	1,871,952

[1]	The amounts have been calculated as of December 31, 2010 by applying a multiple to the sum of the base salary plus target bonus for each executive. For termination by the Company without cause or by the executive for good reason, a 2.0 multiple was used for Mr. Greene and a 1.5 multiple was used for the other named executives. For termination after a “Change in Control”, a 2.0 multiple was used for all named executives. The sums of each executive’s base salary plus target bonus are shown as follows:

	Base Salary	2010 Target Bonus	Total
Name	($)	($)	($)
Mr. Greene	717,500	717,500	1,435,000
Mr. McCalmont	410,000	307,500	717,500
Mr. Wilson	345,513	207,308	552,821
Mr. Bozman	280,000	140,000	420,000

[2]	The employment agreements permit discretion by the Compensation Committee in the calculation of the annual bonus in connection with a termination event. For illustration purposes, however, the 2010 target bonus for each of these executives is shown.

[3]	The employment agreements of the named executives provide for a continuation benefit for both the pension plan and the SERP in the event of termination following a “Change in Control”. The continuation period for Mr. Greene is three years, and the continuation period for the other named executives is two years.

[4]	The amounts shown for termination by the Company without cause or by the executive for good reason include the Company’s portion of the approximate cost of 18 months of medical and dental insurance benefits calculated based on 2011 rates for these benefits at the coverage levels elected by the executives. The amounts shown for termination after a “Change in Control” include the Company’s portion of the approximate cost of 24 months of medical and dental insurance, disability insurance, life insurance, financial planning and executive physical reimbursement based on the Company’s 2011 expenses for these benefits.

[5]	Each named executive would be eligible for reimbursement for up to $20,000 in outplacement services.

[6]	The excise tax gross-up for each of our named executive officers was calculated as the amount necessary to satisfy any excise tax incurred under Section 4999 of the IRC, subject to specified limitations and any associated income tax obligations. This excise tax calculation includes the effect of the accelerated vesting of unvested shares of restricted stock and unvested stock options and the value of severance and other benefits that would have occurred or been payable in connection with a hypothetical change in control and termination of employment on December 31, 2010. Such equity acceleration occurs upon the occurrence of a change in control regardless of whether or not the executive’s employment terminates in connection with the change in control. See “Restricted Stock and Stock Option Agreements” below for additional information and the description of severance and other benefits above under “Employment Agreements.”

[7]	The actual amounts paid to Mr. Greene, upon his termination on February 25, 2011, pursuant to the Separation Agreement between the Company and Mr. Greene, are described under “Significant 2011 Developments in Compensation” on page 34.

Restricted Stock and Stock Option Agreements

The named executives each have stock option agreements and/or restricted stock agreements applicable to each grant of restricted stock or stock options that govern the acceleration of vesting in connection with certain events. The agreements for grants with time-based vesting provide for accelerated vesting in the event of the executive’s death or disability. These agreements do not provide for accelerated vesting in the event the executive terminates his employment for good reason or if the Company terminates his employment without cause. Equity agreements for grants with time-based vesting provide for the continued vesting of restricted stock and stock options after an executive’s retirement in accordance with the original vesting schedule. Retirement is generally defined as any termination of employment (other than for cause) after five years of service and attainment of age 55, so long as the executive does not work or plan to work on a full-time basis. Beginning in 2010, the definition of retirement was changed for new grants to include only voluntary termination of employment by the employee after meeting the age and service requirements described above.

The Company has also granted shares of restricted stock with performance-based vesting conditions. The agreements for these grants provide for the forfeiture and cancellation of the restricted shares granted to a participant in the event of the participant’s disability, death, or retirement prior to the conclusion of the performance period. The participant, however, may receive a cash payment from the Company after the conclusion of the performance period based on the fair market value of a pro rata portion of their restricted shares that would have vested at the end of the performance period, prorated through the date of separation of employment. The participant will not be eligible for a cash payment in the event of termination other than retirement. Based on the Company’s December 31, 2010 closing share price of $21.85, the named executive officers would not have been eligible to receive any cash payments under their restricted stock agreements.

All equity agreements outstanding at December 31, 2010 provide for the accelerated vesting of all unvested shares of restricted stock and stock options upon a “Change in Control” of the Company. A “Change in Control” for purposes of these agreements includes the following events: (1) a merger transaction in which the owners of the common stock of the Company before the transaction own 50% or less of the common stock of the surviving company; (2) the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets; and (3) the liquidation or dissolution of the Company. Awards under the Company’s 2009 equity incentive plan also include a majority change in the Board as a “Change in Control” event. See “Outstanding Equity Awards at December 31, 2010” on page 44 for additional information about the vesting of outstanding awards in connection with the “Change in Control” event in March 2011.

The restricted stock agreements with performance-based vesting conditions also provide a cash benefit in a “Change in Control” event for those participants who are otherwise eligible for a cash payment in connection with the termination events described above (disability, death or retirement). If there is a “Change in Control” after the termination event but prior to the conclusion of the performance period, the participant’s cash payment will be calculated based on the fair market value of the total number of shares that had been awarded, prorated through the date of termination, regardless of actual Company performance.

The following table shows the value of the accelerated vesting of each named executive’s unvested shares of restricted stock and stock options upon the executive’s death or disability, or upon a “Change in Control” involving the Company, as of December 31, 2010.

		Stock Options
				Aggregate Value of
				Accelerated Vesting
				upon Death or	Aggregate Value of
				Disability of	Accelerated Vesting
	Unvested Shares of			Restricted Stock	of Restricted Stock
	Restricted	Unvested Stock		with Time-Based	Upon “Change in
	Stock[1]	Options	Exercise Price[2]	Vesting[3,4]	Control”[3,5]
Name	(#)	(#)	($)	($)	($)
Mr. Greene	284,531	-0-	—	2,173,922	6,217,002

Mr. McCalmont	104,810	7,500	57.63	749,499	2,290,099

Mr. Wilson	55,751	-0-	—	299,061	1,218,159

Mr. Bozman	27,682	-0-	—	170,561	604,852

[1]	The amounts include shares of restricted stock with time-based vesting conditions listed as follows: Mr. Greene, 99,493; Mr. McCalmont, 34,302; Mr. Wilson, 13,687; and Mr. Bozman, 7,806. The remaining shares shown are subject to performance-based vesting conditions.

[2]	The exercise prices of the unvested stock options exceed the closing price of our common stock on December 31, 2010. Therefore, no value is attributed to the accelerated vesting of any stock options.

[3]	Calculated based upon a price per share equal to $21.85, the closing price of our common stock on December 31, 2010.

[4]	The amounts shown include the value of the unvested shares of restricted stock with time-based vesting conditions. The possible cash payments in connection with death, disability, or retirement attributable to the restricted stock with performance-based vesting conditions are described above.

[5]	The amounts shown include the value of all unvested shares of restricted stock (including those with time-based vesting conditions and those with performance-based vesting conditions).

Director Compensation in 2010

The following table sets forth the compensation of our directors for 2010 (other than Mr. Greene whose 2010 compensation is described in the “Summary Compensation Table” on page 37 and who did not receive any additional compensation for serving on as a director).

				Change in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned	Stock		Compensation	All Other
	or Paid in Cash[1]	Awards[2,3]	Option Awards[3]	Earnings[4]	Compensation[5]	Total
Name	($)	($)	($)	($)	($)	($)
Michael L. Ainslie	75,000	100,002	-0-	-0-	5,000	180,002

Hugh M. Durden	115,000	100,002	-0-	1,531	5,000	221,533

Thomas A. Fanning	93,750	100,002	-0-	-0-	-0-	193,752

Delores Kesler	60,000	100,002	-0-	-0-	-0-	160,002

John S. Lord	82,500	100,002	-0-	-0-	5,000	187,502

Walter L. Revell	75,000	100,002	-0-	-0-	5,000	180,002

[1]	The amounts shown include the annual retainer for all directors, additional committee chair fees for Messrs. Ainslie, Fanning and Lord and an additional fee for Mr. Durden for serving as Chairman of the Board. Fees are paid in cash, except that the following directors elected to receive the following shares of common stock in lieu of 2010 cash fees: Mr. Fanning, 2,740; Mr. Lord, 3,045; and Mr. Revell, 2,043. The amounts attributable to common stock received in lieu of cash reflect the full grant date fair values of the stock under FASB ASC Topic 718. These shares of common stock were fully vested as of the applicable grant date. Certain of the amounts shown include de minimis cash payments in lieu of fractional shares.

[2]	Each director was granted 3,267 shares of stock in connection with his or her re-election to the Board in May 2010. This column shows the grant date fair value under FASB ASC Topic 718 of the restricted stock granted to the directors, excluding any contingency for forfeitures. These shares of common stock were fully vested as of the grant date.

[3]	All shares of common stock previously granted to directors are fully vested. No stock options were granted to directors in 2010. Outstanding stock option awards are shown below. These options were granted in prior years in connection with the election or re-election of directors in May of each year. All outstanding stock options were vested as of December 31, 2010. Option expiration dates shown reflect the expiration dates as of December 31, 2010. Due to their resignation from the Board, the expiration dates of certain option grants to Messrs. Ainslie, Lord and Revell have changed, as follows: the May 20, 2002 grant expires March 3, 2012 and the May 19, 2003 grant expires June 3, 2011.

		Option Awards			Stock Awards
		Number
		of Securities			Number of	Market Value of
		Underlying			Shares or Units	Shares or Units
		Unexercised	Option		of Stock That	of Stock That
		Options	Exercise	Option	Have Not	Have Not
		Exercisable	Price	Expiration	Vested	Vested
Name	Grant Date	(#)	($)	Date	(#)	($)
Mr. Ainslie	5/14/2001	4,000	25.00	5/14/2011	-0-	-0-
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

Mr. Durden	5/14/2001	4,000	25.00	5/14/2011	-0-	-0-
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

Mr. Lord	5/14/2001	4,000	25.00	5/14/2011	-0-	-0-
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

Mr. Revell	5/8/2000	5,849	20.03	5/8/2010	-0-	-0-
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

The following directors exercised stock options in 2010:

	Number of
	Shares
	Acquired on		Market Price	Value Realized
	Exercise	Exercise Price	at Exercise	on Exercise
Name	(#)	($)	($)	($)
Mr. Ainslie	5,849	20.03	30.26	59,835

Mr. Revell	5,849	20.03	30.26	59,835

The value realized on exercise is based on the market price of our common stock on the date of exercise less the exercise price for such shares. These amounts are before the payment of any applicable withholding taxes.

[4]	We instituted a Directors’ Deferred Compensation Plan in 2001. In 2004, we froze participation in the Plan. Mr. Durden is the only director with a cash balance in the Plan. Although we and

Mr. Durden no longer make contributions to the Plan, we do continue to pay interest on Mr. Durden’s account balance (7% in 2010). Mr. Durden earned a total of $6,195 in interest with respect to his account in 2010. The amount shown in the table for Mr. Durden represents only the above-market interest earned on his account. Mr. Durden’s cash balance in the Plan at December 31, 2010, including the interest earned in 2010, was $94,692.

The Plan also includes a stock credit feature. At December 31, 2010, Mr. Durden had a stock credit balance in the Plan of 1,614.19 credits, valued at $35,270 based on a per share price of $21.85, the closing price of our common stock on December 31, 2010. No stock credits are accruing under the Plan. Mr. Durden’s stock credit balance is payable in cash or Company common stock, at Mr. Durden’s election, upon his retirement.

[5]	The amounts shown for Messrs. Ainslie, Durden, Lord and Revell reflect contributions by the Company to nonprofit organizations selected by these directors in connection with our Charitable Matching Program described below.

Annual Compensation Review.  The Compensation Committee reviews and approves director compensation annually. The Compensation Committee made no changes to director compensation in 2010.

Cash Compensation.  In 2010, our non-employee directors were paid the following fees for serving on the Board:

•	$60,000 annual retainer for each non-employee director;

•	$5,000 for the Chair of the Governance and Nominating Committee;

•	$7,500 for the Chair of the Compensation Committee;

•	$15,000 for the Chair of the Audit and Finance Committee; and

•	$50,000 for the Chairman of the Board.

All fees are paid quarterly in advance. We do not pay meeting fees. Directors could elect to receive their annual fees in common stock in lieu of cash having an aggregate value equal to $75,000, or 1.25 times the cash-only retainer of $60,000. Directors could also elect to receive a combination of common stock in the amount of $55,000 in common stock and $20,000 in cash. Committee chairs and the Chairman of the Board could also elect to receive their additional retainers in the form of common stock at a value equal to 1.25 times the additional cash retainer. Shares of common stock issued in lieu of cash fees are granted on the first business day of each quarter.

During 2010, Mr. Greene was the only director who was also an employee of the Company, and Mr. Greene received no additional compensation for his service as a director.

Messrs. Berkowitz, Fernandez and Frank, who are directors beginning in 2011, will receive no compensation for their service on the Board.

Stock Compensation.  In May in connection with each director’s re-election to the Board, the Compensation Committee granted each non-employee director a number of shares approximately equal to $100,000, based on the closing price of the Company’s stock on the grant date.

Each director has agreed to retain ownership of any shares of common stock received until the earlier of five years from the date of grant or the director’s retirement from the Board. Directors are subject to our Stock Ownership Policy as described in the CD&A under “Long-Term Incentive Program — Policies Regarding Equity Ownership” on page 33.

Expense Reimbursement.  We reimburse directors for travel expenses related to attending Board and committee meetings. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings. We also invite director spouses to accompany directors to our May board meeting, for which we pay or reimburse travel expenses. We also reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program.  We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he or she serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

V.  Security Ownership of Certain Beneficial Owners,
Directors and Executive Officers

Principal Holders of Stock

To our knowledge, the only beneficial owners of more than five percent of the outstanding shares of our common stock are the shareholders listed below:

	Number of Shares
Name and Address	Beneficially Owned	Percent of Class[1]

Fairholme Capital Management, LLC, Bruce R. Berkowitz and Fairholme Funds, Inc.	26,732,036[2]	29.0%
4400 Biscayne Boulevard, 9th Floor
Miami, FL 33137
Blackrock, Inc.	16,381,782[3]	17.7%
40 East 52nd Street
New York, NY 10022
Janus Capital Management, LLC and Janus Contrarian Fund	12,225,149[4]	13.2%
151 Detroit Street
Denver, CO 80206
T. Rowe Price Associates, Inc.	10,454,475[5]	11.3%
100 E. Pratt Street
Baltimore, MD 21202
Taube Hodson Stonex Partners LLP	4,868,740[6]	5.3%
Cassini House, 1st Floor
57-59 St. James’s Street
London, SW1A 1LD England

[1]	The percentages are based on 92,325,319 shares outstanding on March 18, 2011. All percentages are rounded to the nearest tenth of one percent.

[2]	The amount shown for Fairholme Capital Management, LLC (“Fairholme”), Bruce R. Berkowitz and Fairholme Funds, Inc. is based on the number of shares reported on Amendment No. 9 to the Schedule 13D filed on March 3, 2011 with the SEC (the “Fairholme 13D”). According to the Fairholme 13D, Fairholme and Mr. Berkowitz shared the power to vote or direct the vote of 24,704,702 shares and shared the power to dispose or direct the disposition of 26,732,036 shares as of March 3, 2011. Fairholme Funds, Inc. shared the power to vote or direct the vote and the power to dispose or direct the disposition of 23,136,502 shares as of March 3, 2011.

[3]	The amount shown for Blackrock, Inc. (“Blackrock”) is based on the number of shares reported on Amendment No. 2 to the Schedule 13G filed on February 10, 2011 with the SEC (the “Blackrock 13G”). According to the Blackrock 13G, Blackrock had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 16,381,782 shares at December 31, 2010.

[4]	The amount shown for Janus Capital Management, LLC (“Janus Capital”) and Janus Contrarian Fund (“Janus Fund”) is based on the number of shares reported on Amendment No. 5 to the Schedule 13G filed on February 14, 2011 with the SEC (the “Janus 13G”). According to the Janus 13G, Janus Capital had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 10,143,669 shares at December 31, 2009. Janus Capital shared the power to vote or direct the vote and shared the power to dispose or direct the disposition of 2,081,480 shares at December 31, 2010. Janus Fund had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 8,133,957 shares at December 31, 2010.

[5]	The amount shown for T. Rowe Price Associates, Inc. (“T. Rowe Price”) is based on the number of shares reported on Amendment No. 4 to the Schedule 13G filed on February 11, 2011 with the SEC (the “T. Rowe 13G”). According to the T. Rowe 13G, T. Rowe Price had the sole power to vote or direct the vote of 2,029,155 shares and the sole power to dispose or direct the disposition of 10,418,875 shares at December 31, 2010.

[6]	The amount shown for Taube Hodson Stonex Partners LLP (“Taube Hodson”) is based on the number of shares reported on Amendment No. 3 to the Schedule 13G filed on January 26, 2010 with the SEC (the “Taube 13G”). According to the Taube 13G, Taube Hodson had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 4,868,740 shares at December 31, 2009.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by the directors, the new director nominee, the named executives and the directors and all executive officers as a group, as of March 18, 2011.

	Amount and Nature of
Name	Beneficial Ownership[1]	Percent of Class[2]

Bruce R. Berkowitz	26,732,036[3]	29.0%
Charles J. Crist	-0-	*
Hugh M. Durden	34,068[4]	*
Thomas A. Fanning	23,020	*
Charles M. Fernandez	-0-	*
Howard S. Frank	-0-	*
Delores M. Kesler	19,945	*
Thomas P. Murphy, Jr.	-0-	*
Rusty A. Bozman	22,856	*
Park Brady	-0-	*
Wm. Britton Greene	260,612	*
William S. McCalmont	102,109[5]	*
Roderick T. Wilson	46,651[6]	*
Directors and Executive Officers as a Group (13 persons)	27,241,297	29.5%

[1]	Each director and executive officer listed has sole or shared voting and dispositive power over the shares listed.

[2]	The percentages are based on 92,325,319 shares outstanding on March 18, 2011. An “*” indicates less than 1% ownership.

[3]	The amount shown for Bruce R. Berkowitz is based on the number of shares reported on Amendment No. 9 to the Schedule 13D filed on March 3, 2011 with the SEC (the “Fairholme 13D”). According to the Fairholme 13D, Mr. Berkowitz shares the power to vote or direct the vote of 24,704,702 shares and shares the power to dispose or direct the disposition of 26,732,036 shares as of March 3, 2011.

[4]	Includes 12,000 shares which Mr. Durden has the right to purchase through the exercise of vested stock options.

[5]	Includes 22,500 shares which Mr. McCalmont has the right to purchase through the exercise of vested stock options.

[6]	Includes 2,000 shares which Mr. Wilson has the right to purchase through the exercise of vested stock options.

VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of THE ST. JOE COMPANY information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions 133 SOUTH WATERBOUND PARKWAY to obtain your records and to create an electronic voting instruction form. WATERSOUND, FL 32413 ATTN: REECE B. ALFORD ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THE ST. JOE COMPANY M33991-P09988 For Against Abstain 001. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following proposal: Yes No 000000000000000000000000000000001 Year 2 Years 3 Years Abstain For Against Abstain 1a. Bruce R. Berkowitz 1b. Charles J. Crist, Jr. 1c. Hugh M. Durden 1d. Thomas A. Fanning 1e. Charles M. Fernandez 1f. Howard S. Frank 1g. Delores M. Kesler 1h. Thomas P. Murphy, Jr. The Board of Directors does not have a recommendation for voting on the following proposal: 2. Approve, on an advisory (non-binding) basis, our executive compensation programs and policies as described in the accompanying proxy statement. 3. Select, on an advisory (non-binding) basis, the frequency of shareholder votes on executive compensation. 4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year. The Board of Directors recommends you vote 1 year on the following proposal: The Board of Directors recommends you vote FOR the following proposals: Please indicate if you plan to attend this meeting. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M33992-P09988 THE ST. JOE COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 17, 2011 The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Reece B. Alford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 a.m., Eastern Time on May 17, 2011, at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459, and any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted for the director nominees, FOR proposals 1 and 4 and for 1 YEAR for proposal 3, all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Continued and to be signed on reverse side